AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 2004

                                                     Registration No. 333-109548

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
                                 AMENDMENT NO. 7

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                  IHEALTH, INC.
                                  -------------
                  Name of Small Business Issuer in Its Charter)


          Delaware                          2844                 13-4204191
          --------                          ----                 ----------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)    Classification Number)    Identification No.)


                          5499 N. Federal Hwy., Suite D
                              Boca Raton, FL 33487
                                  561)989-3600
                            -------------------------
          (Address and Telephone Number of Principal Executive Offices)


                            Brian S. John, President
                          5499 N. Federal Hwy., Suite D
                              Boca Raton, FL 33487
                                  (561)989-3600
                         ------------------------------
            Name, Address and Telephone Number of Agent For Service)

                        Copies of all communications to:

James M. Schneider, Esq.                              Don A. Paradiso, PA
Schneider Weinberger & Beilly LLP                     2 South University Drive
2200 Corporate Boulevard, N.W.                        Suite 328
Suite 210                                             Plantation, Florida  33324
Boca Raton, Florida  33431                            telephone 954-370-4913
telephone 561-362-9595                                telecopier 954-370-7502
telecopier 561-362-9612

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 CALCULATION OF REGISTRATION FEE
                                               Proposed         Proposed
    Title of Each                               Maximum          Maximum
 Class of Securities          Amount to be   Offering Price     Aggregate         Amount of
  to be Registered (1)         Registered     Per Security    Offering Price   Registration Fee
 ---------------------        ------------   --------------   --------------   ----------------
Common Stock to be offered
by selling stockholders (2)    29,120,000         $ .02         $  582,400          $ 47.12

Units subject to
the Rescission Offer (4)          120,800         $1.50         $  181,200            23.00

Common Stock underlying
Series A Warrants (3)           2,416,000         $ .25         $  604,000            48.86

Common Stock underlying
Series B Warrants (3)           6,040,000         $ .37         $2,234,800           180.80

Common Stock underlying
Series C Warrants (3)           3,624,000         $ .50         $1,812,000           146.59
                                                                                    -------
Total Registration Fee                                                              $446.37

__________

(1) Registration relates to resales only; original issuance of stock and warrants were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Until our shares are quoted on the OTC Bulletin Board or equivalent, selling stockholders will be required to sell any shares offered at $.02 per share.

(3) Issuable upon exercise of the warrants issued in units with 18,120,000 of the shares referred to above. We are also registering such additional shares of common stock as may be issued as a result of the anti-dilution provisions contained in such securities.

(4) Each unit includes 150 shares of common stock, one Series A Warrant, one Series B Warrant and one Series C Warrant. These units are subject to the rescission offer contained in this registration statement. The offering price is the price actually paid by the stockholders receiving the rescission offer. Stockholders who are entitled to participate in the rescission offer, and elect to do so, are entitled to the return of the amount invested plus interest from the date of purchase to 30 days from the effective date of this registration statement. See "The Rescission Offer."

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT FILED BY IHEALTH INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. SELLING STOCKHOLDERS MAY NOT SELL SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 2004

PROSPECTUS
                                  IHEALTH, INC.

                  29,120,000 Shares of Outstanding Common Stock
      12,080,000 Shares of Common Stock Issuable upon Exercise of Warrants

         This prospectus relates to the resale by the selling stockholders of 29,120,000 shares of common stock and 12,080,000 shares issuable upon exercise of warrants of IHealth, Inc. The company will not receive any proceeds from the sale of the outstanding shares by the selling stockholders.

         This prospectus also relates to a rescission offer of 120,800 units to certain of our stockholders who purchased securities from us. Each unit includes 150 shares of common stock, one Series A Warrant, one Series B Warrant and one Series C Warrant. The offering price is the price actually paid by the stockholders receiving the rescission offer. Stockholders who are entitled to participate in the rescission offer, and elect to do so, are entitled to the return of the amount invested plus interest from the date of purchase to [INSERT DATE], 2005, being 30 days from the date of this prospectus. See "The Rescission Offer" beginning on page 30 of this prospectus.

         Although we intend to seek a broker-dealer to become a market maker in our securities so that they may be quoted on the OTC Bulletin Board, our shares are not currently listed on any exchange or quoted on any market. The offering of the shares by the selling stockholders cannot begin until the after the termination date of the rescission offer and the completion by us of a post-effective amendment to the registration statement of which this prospectus is a part disclosing the results of the rescission offer. Thereafter, the selling stockholders will be able to offer and sell their shares at $.02 per share until our shares are quoted on the OTC Bulletin Board or equivalent. Until our shares are publicly traded, once the offering by the selling stockholder can commence any selling stockholders who determine to exercise their warrants and to sell the shares received upon such exercise, will be obliged to sell such shares at $.02 per share. If and when they are quoted in a public market, selling stockholders may sell their shares at prevailing market prices or privately negotiated prices. The selling stockholders may be deemed to be underwriters of such shares.

         As required by the terms of agreements pursuant to which the shares were originally sold to the selling stockholders, all expenses of registering the shares under state and federal securities law are being paid by IHealth. These include the fees of lawyers, accountants, and other consultants, filing fees, printing fees, listing fees, transfer agent fees, and miscellaneous other costs, estimated at $50,000.

         As of the date of this prospectus, there is no public market for our shares. The offering price has been determined by the company on behalf of the selling stockholders, and is not based on asset value, earnings, or any other criteria customary in investment analysis. In determining such offering price, an arbitrary premium was placed on the price at which the selling stockholders originally purchased their shares; there can be no assurance any stockholder will elect to sell at such price. When and if our shares are quoted on the OTC Bulletin Board, selling stockholders may sell their shares at any price they may determine. The exercise price of our outstanding warrants was determined by management at the time such warrants were issued, and does not bear any relationship to our asset value, earnings, or other criteria customary in investment analysis.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ________________________

                The date of this prospectus is ____________, 2004

                                TABLE OF CONTENTS

                                                                            Page


Prospectus Summary.............................................................3

Risk Factors...................................................................3

Cautionary Statement Regarding Forward Looking Information.....................7

Capitalization.................................................................7

Use of Proceeds................................................................8

Selected Financial Data........................................................8

Management's Discussion and Analysis or Plan of Operation......................9

Business......................................................................17

Management....................................................................21

Certain Relationships and Related Transactions................................24

Principal Stockholders........................................................26

Description of Securities.....................................................27

The Rescission Offer..........................................................30

Selling Stockholders..........................................................35

Plan of Distribution..........................................................36

Penny Stock Regulations.......................................................39

Other Shares Eligible for Future Sale.........................................39

Legal Matters.................................................................40

Experts.......................................................................40

Additional Information........................................................40

Consolidated Financial Statements............................................F-1

                               PROSPECTUS SUMMARY

         IHealth Inc. is a marketer and distributor of sun care products sold under the brand name "TeekaTan". While we do not presently offer any other products or services, we may in the future offer other health related items, such as vitamins, minerals and aloes, and health related services and apparel. Our sun care products are registered with the U.S. Food and Drug Administration ("FDA") and comply with FDA labeling standards.

         Incorporated in April 2002, we are a development stage company with limited operating history. Our offices are located at 5499 N. Federal Highway, Suite D, Boca Raton, Florida 33487. Our telephone number is 561-989-3600. Our fiscal year end is December 31.

The Offering

Common stock offered by
  selling stockholders .................29,120,000 shares and
                                        12,080,000 shares which may be
                                        purchased pursuant to outstanding
                                        warrants

Units subject to the rescission offer...120,800(1)

Common Stock Outstanding:
  Prior to the Offering ................71,620,000 shares
  After the Offering ...................71,620,000 shares
  After exercise of outstanding warrants
  if all such warrants are exercised ...83,700,000 shares

(1) Each Unit consists of 150 shares of our common stock, one Series A Warrant, one Series B Warrant and one Series C Warrant. See "Rescission Offer" appearing later in this prospectus.

         The offering by the selling stockholders will not commence until after the termination date of the rescission offer described elsewhere in this prospectus, which is [INSERT DATE], 2005, and after we file a post-effective amendment to the registration statement of which this prospectus is a part disclosing the results of the rescission offer.

                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING OUR BUSINESS BEFORE PURCHASING OUR SECURITIES.

WE ARE A NEW BUSINESS WITH LIMITED OPERATING HISTORY, AND FUTURE RESULTS ARE UNCERTAIN.

         We were recently organized and have a limited operating history. There can be no assurance that we will be able to successfully implement our business model or develop a substantial market for our products. From inception in April 2002 until December 31, 2002, we did not generate any revenues, and for the year ended December 31, 2003, our revenues amounted to only $15,545, with a net loss of $(304,212). For the nine months ended September 30, 2004 we reported revenues of $63,045 and a net loss of $157,534. At September 30, 2004 we had a net loss from inception (April 20, 2002) through September 30, 2004 of $557,453 and an accumulated deficit of $557,453. Our business model is dependent upon revenues generated from the sale of our TeekaTan sun care products. We cannot be sure that our business model will be successful.

WE DO NOT YET HAVE SUFFICIENT CAPITAL TO CARRY OUT OUR BUSINESS PLAN, AND IF WE ARE NOT ABLE TO OBTAIN SUCH CAPITAL ON ACCEPTABLE TERMS, OUR DEVELOPMENT COULD BE HAMPERED.

         As of the date of this prospectus, we have only limited cash resources, and but for the deferral of officers' salaries, would be deemed to be insolvent. We do not yet have sufficient capital to carry out our business plan; unless sales significantly increase within the next 12 months, the implementation of our business plan will require us to seek additional capital. It is likely we would seek such capital through the issuance of long-term or short-term indebtedness or the issuance of equity securities in a public offering or private transactions. The exercise of the company's outstanding warrants would provide $4,650,800 of additional capital to fund our operations, but it is unlikely any such warrants will be exercised until the market price for IHealth's shares is substantially higher than the exercise prices, which range from $.25 to $.50 per share.

         Accordingly, there is no assurance that any of such warrants will ever be exercised. If we raise additional capital through the issuance of debt, we would incur increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, our existing stockholders could experience significant dilution, and their percentage ownership would be reduced. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

         As of September 30, 2004, we had received $281,200 from the sale of stock, $200,000 from the sale of a debenture and $78,590 from sales of our product, but we had expended $557,453 from inception (April 20, 2002) through September 30, 2004. The amount expended includes salaries in the amount of $281,658, which have been accrued but not paid. Our development could be limited for lack of capital, and we could be obliged to seek additional financing. We cannot give any assurance that such funds will be available when needed, or that they would be available on terms acceptable to us. If we are unable to obtain additional financing, our ability to implement our plan of operation will be materially and adversely affected.

INCLUDED IN THIS PROSPECTUS IS A RESCISSION OFFER RELATED TO OUR PRIVATE PLACEMENT. WE COULD BE SUBJECT TO CERTAIN CONTINGENT LIABLITIES AS A RESULT OF THE RESCISSION OFFER WHICH WOULD BE ADVERSE TO OUR BUSINESS AND OEPRATIONS.

         As described elsewhere in this prospectus, this prospectus includes a rescission offer to purchasers of units in our private placement prior to February 14, 2003 and who had received the initial rescission offer, as well as to investors who had acquired units of our securities subsequent to February 14, 2003, since they were not informed of the rescission offer. We are required to undertake this rescission offer because we did not disclose to certain purchasers in this offering that during the first phase of the offering we discovered that we did not have sufficient authorized capital to permit us to issue the common share component of the units. We then amended our Certificate of Incorporation to increase our authorized shares of common stock and we privately offered to investors who participated in the first phase of the offering the right to rescind their purchases and receive the return of their funds. None of these investors availed themselves of the rescission offer at that time. However, we did not advise the five investors who purchased units of our securities after February 14, 2003 that the first phase of that offering was conducted without sufficient authorized common shares, and that we would have an obligation to return the funds we received from investors prior to February 14, 2003 in the event those investors chose to accept our rescission offer. As a result, this prospectus covers a rescission offering to all purchasers in that private placement.

         If all the eligible purchasers elect to accept the rescission offer, we will be required to refund $181,200 representing the amount of the investments, plus interest on those funds from the date of investment through the date of the acceptance of the rescission offer. At September 30, 2004, we have accrued $23,153 in potential interest payments. At November 30, 2004 we have accrued $25,328 in potential interest payments. There is considerable legal uncertainty under both federal and state securities and related laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities and related law violations. The rescission offer contained in this prospectus may not terminate any or all potential contingent liability that we may have in connection with that private placement. In addition, there can be no assurance that we will be able to enforce the waivers we may receive in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state securities law violations that the rescission offerees who accept our offer may have, until the applicable statutes of limitations have run. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation.

         In addition, the various states in which the purchasers reside could bring administrative actions against us as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the purchaser.

         While we believe that this rescission offer will satisfy certain requirements and laws, the conditions and criteria for satisfying federal and most state rescission requirements are predicated primarily on factual circumstances rather than on objective standards. Given the size of our company and our working capital deficit, we may not have sufficient funds to satisfy any additional rescission rights and costs in which case our future results of operations could be adversely effected and we could be forced to cease operations.

OUR AUDITORS HAVE RAISED DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         In light of the losses we have incurred and our need for additional capital, we may never become profitable or continue as a going concern. Our independent registered public accounting firm have indicated that our financial condition raises substantial doubt about our ability to continue as a going concern.

MANAGEMENT HAS LIMITED EXPERIENCE IN THE SUN CARE INDUSTRY.

         Prior to founding IHealth, our management team had had no experience in the sun care industry. The sun care industry is highly specialized and management of the companies with whom we compete have significantly more experience than our management in sun care. This lack of experience may be detrimental to the continued implementation of our business model, the establishment of our brand, and our ability to effectively compete in our industry.

WE ARE DEPENDENT UPON THE SERVICES OF OUR PRESIDENT AND VICE PRESIDENT.

         Loss of the services of Mr. John or Mr. Miller from disability or otherwise could leave us without sufficient managerial personnel, and the employment of substitute managers could require increased compensation. While we are party to an employment agreement with each of them through April 15, 2007, such contracts do not bar Mr. John or Mr. Miller from resigning; they only protect them from involuntary dismissal. We do not have key man insurance on Mr. John or Mr. Miller.

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT DIFFICULT OR IMPOSSIBLE TO SELL OUR SHARES.

         There is no public market for our common stock, and there can be no assurance that a public market will ever be established. Absent a public market for our common stock, purchasers will face significant obstacles if they wish to resell the shares. An investment in our shares should therefore be considered illiquid. In the future we may attempt to establish a public market for our common stock. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, AND WE CANNOT GUARANTEE THAT WE CAN SUCCESSFULLY COMPETE.

         The sun care industry is very competitive, and we will be competing with a number of established companies including Hawaiian Tropic, Coppertone, Panama Jack, and Banana Boat. We are at a competitive disadvantage in attracting retailers and new customers due to our relatively small size and the limited scope of our product lines. Our competitors are larger and more diversified than IHealth, and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

USE OF BORROWED FUNDS FOR BUSINESS GROWTH WILL INCREASE RISK.

         We may in the future seek to borrow monies from banks or other lenders, and to purchase inventory on terms. Investors should be aware that the use of borrowed monies could result in substantial interest expense and the company's assets being mortgaged and possibly foreclosed. Such expenses could divert monies from operations, and inability or any other failure to make payments when due could result in legal action against the company.

MANAGEMENT WILL CONTINUE TO CONTROL THE COMPANY.

         Our company's officers presently own 59.3% of IHealth's outstanding stock, and the sale of all the shares described in this prospectus will not change their percentage. Accordingly, they will be able to elect all the company's directors should they so choose.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may", "expect", "anticipate", "estimate", "continue", or similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions, or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2004. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. (This table does not give effect to the issuance of up to 12,080,000 shares issuable upon the exercise of currently outstanding warrants.)

                                                         September 30, 2004
                                                             (unaudited)
                                                         ------------------

         Long-term liabilities .........................     $ 200,000

         Common stock subject to rescission offer,
         $.0001 par value, 18,120,000 shares issued and
         outstanding ...................................     $ 181,200

         Common stock, $.0001 par value,
         100,000,000 shares authorized,
         53,500,000 shares issued and
         outstanding ...................................     $   5,350

         Additional paid-in capital ....................     $  96,221

         Accumulated deficit ...........................     $(557,453)
                                                             ---------

         Total stockholder's deficit ...................     $(455,882)
                                                             ---------

                       Total capitalization ............     $( 74,682)
                                                             =========


                                 USE OF PROCEEDS

         IHealth will not receive any proceeds from the sale of shares by the selling security holders.

         In the event all the outstanding warrants were to be exercised, we would realize $4,650,800. We presently contemplate that such proceeds would be used primarily for working capital, including marketing and advertising, officers' salaries, inventory, new employees, expanded office space, and equipment. It is highly unlikely any warrants will be exercised unless and until our shares are trading at substantially more than the exercise price, which ranges from $.25 to $.50 per share. There can be no assurance that any of such warrants will ever be exercised.

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from the consolidated financial statements that are included in this prospectus.

Statement of Operations Data:

                                                                               April 20, 2002
                                                                                (inception)
                                     Year ended         Nine Months ended           to
                                  December 31, 2003     September 30, 2004    September 30, 2004
                                 (restated - Note 3)        (unaudited)          (unaudited)
                                 -------------------    ------------------    ------------------
Sales ...........................    $    15,545          $    63,045          $   78,590
Cost of goods sold ..............    $    14,198          $    45,746          $   60,539
Operating expenses ..............    $   292,538          $   163,687          $  565,149
Net loss ........................    $  (304,212)         $  (157,534)         $ (557,453)
Net loss per weighted average
shares outstanding ..............    $      (.01)         $    (0.000)
Weighted average common
   shares outstanding ...........     45,395,890           53,500,000

(1) The references to the number of shares of stock authorized, issued, or outstanding have been stated as though the increase in IHealth's authorized stock effected by the amendment to its charter filed February 19, 2003, had been effective from inception.

Balance Sheet Data:

                                    December 31, 2003     September 30, 2004
                                   -------------------    ------------------
                                   (restated - Note 3)       (unaudited)

Current assets ..................    $  104,529               $ 253,534
Current liabilities .............    $  224,452               $ 330,520
Common Stock subject to rescission.  $  181,200               $ 181,200
Working capital (deficit) .......    $ (119,923)              $( 76,986)
Total assets ....................    $  107,304               $ 255,838
Total liabilities ...............    $  224,452               $ 530,520
Total stockholders' (deficit) ...    $ (298,348)              $(455,882)

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read together with the information contained in the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

         We are a development stage company with a limited operating history that was organized in April 2002. During fiscal 2002 and fiscal 2003, our activities were primarily limited to development of our business plan, launching our TeekaTan product line, and development of our marketing model. We began to report revenues during the last part of fiscal 2003 from sales of our TeekaTan sun care products. We currently sell SPF 4, SPF 15, SPF 30, and SPF 45 lotions, kids SPF 45, an aloe vera cooling gel, a SPF 30 lip balm, and SPF 0 and SPF 6 dark tanning spray oils. Our products are manufactured for us by a third party contract manufacturer of sun care products. We do not view research to be important at this stage of our development, but in future periods we anticipate that we will introduce new products to our product line under out brand name which were developed by our manufacturer.

         We market our products to resorts, hotels and retailers with beach locations in south Florida, Bermuda and California. We sell primarily to beach front stores and hotels with high volume tourist traffic. At present, our products are sold at 95 locations, and we have recently begun shipping to a distributor in Bermuda. We are seeking to develop additional outlets, which we anticipate will result in increased sales, allowing us to purchase bottles, caps, lotions, and labels in quantities eligible for volume discounts. At such time as we believe that we have better established our brand name, we will seek to transition to some of the larger retailers and retail chains.

         We operate in a very competitive industry which is dominated by a limited number of companies. Approximately 83% of sun care products sold in Florida in 2002 were from five brands, Coppertone, Banana Boat, Hawaiian Tropic, Neutrogena and Australian Gold; sales from these dominate companies were slightly more in 2003. Our initial barrier to entry in this market has been relatively low through our use of a third party manufacturer; however, in order to be successful, we must steadily increase our market penetration. While we believe that customers on vacation expect to see brands different to those to which they are accustomed which may facilitate our market entry, we have not undertaken any formal market survey, our assumptions may prove to be incorrect. As a result of the small size of our company and limited marketing budget, there are no assurances we will be successful in competing in our market segment or in developing any brand recognition or loyalty.

         To date, we have funded our operations through the sale of equity securities from which we received gross proceeds of $281,200. At December 15, 2004 our cash on hand was $201,908. As described later in this section and elsewhere in this prospectus, we are offering purchasers of $181,200 of those equity securities the right to rescind those purchases and receive a refund of their investments. In order to ensure that we have sufficient cash on hand to refund any investors who avail themselves of the rescission offer included in this prospectus, in August 2004 we borrowed $200,000 under a convertible debenture.

         In the future, we may seek to expand our business through acquisitions of other companies which operate in our industry; however, we are not presently a party to any agreement with any third party for any acquisitions and given our limited resources we may have difficulty closing the acquisition of any target companies we may identify in the future. Given our specific business plan and operations, we do not consider ourselves to be a "blank check company" as that term is defined in Regulation C, Rule 419 under the Securities Act of 1933.

Critical Accounting Policies

         We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis or Plan of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the Notes to the December 31, 2003 Consolidated Financial Statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

         Revenue is recognized on sales of products when the customer receives title to the goods, generally upon delivery. Revenue is recorded on a gross basis, since we are responsible for fulfillment, including the acceptability of the products and services ordered by the customer. In the event we place any merchandise on consignment, the related sales from such merchandise will be recorded when such merchandise is sold by the retailer.

Start-up Costs

         Costs of start-up activities, including organization costs, are expensed as incurred, in accordance with Statement of Position (SOP) 98-5.

Provision for Slow Moving and Obsolete Inventory

         We write down our inventory for estimated unmarketable inventory or obsolescence equal to the difference between the cost of inventory and the estimated market value based on assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Accounts Receivable; Allowance for Doubtful Accounts

         We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Results of Operations

Nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003.

         We reported sales of $63,045 for the nine months ended September 30, 2004 as compared to sales of $10,782 for the nine months ended September 30,

2003, which represented an increase of $52,263, or approximately 485%. During the nine months ended September 30, 2003 we were completing our product development and marketing plans and had yet to fully launch our product line. The increase in our sales for the nine months ended September 30, 2004 reflects the introduction of our full product line, our increased marketing efforts and the increase in retail locations selling our products which were begun in the later half of fiscal 2003. While we anticipate that our sales will continue to increase during the balance of fiscal 2004 and into fiscal 2005, as a result of our limited operating history and the competitive industry in which we operate, we cannot assure you we will be successful in continuing the revenue growth of our company in future periods.

         Our cost of goods sold as a percentage of revenues for the nine months ended September 30, 2004 was approximately 72.6% as compared to approximately 81.9% for the nine months ended September 30, 2003. Our gross profit for the nine months ended September 30, 2004 was $17,299, or approximately 27.4% of our sales, as compared to $1,950, or approximately 18.1% of our sales for the comparable nine-month period in fiscal 2003. This slight increase in margins is the result of a volume discount from our manufacturer as a result of our order in greater quantities during the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. Our cost on our products may continue to decrease slightly, thereby marginally increasing our gross profit margins, if we are able to continue to increase our sales in future periods.

         Our total operating expenses were $163,687, a decrease of approximately $34,460, or approximately 17.4%, during the nine months ended September 30, 2004 as compared to total operating expenses of $198,146 the nine months ended September 30, 2003. Our general and administrative expenses decreased approximately $34,700 for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. This decrease in general and administrative expenses for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003 was primarily attributable to:

         * reduction of approximately $8,700 in advertising and promotional expenses. During the nine months ended September 30, 2003 we incurred certain one-time costs related to the initial introduction of our products,

         * a reduction of approximately $18,870 in consulting expenses,

         * a decrease of approximately $1,700 in insurance expense,

         * a decrease of approximately $3,900 in travel and entertainment,

         * a decrease of approximately $11,000 in accrued salaries for our executive officers,

         * one-time expenses totaling approximately $6,000 related to the initial introduction of our products.

         These reductions in our general and administrative expenses for the nine months ended September 30, 2004 were partially offset by:

         * an increase of approximately $17,650 for legal and professional fees which are related to the registration statement of which this prospectus is a part,

         * an increase of approximately $8,600 in salary expense related to the addition of employees during fiscal 2004, and

         * an increase of approximately $11,500 in interest expense attributable to interest accruals in connection with the rescission offer described elsewhere herein.

         Included in operating expenses in each of these periods are accruals of $87,500 and $99,375, respectively, for salaries due to our executive officers, Messrs. Brian John and Rich Miller. At September 30, 2004 we have total accrued salaries due Messrs. John and Miller, as well as Mr. Benedetto, an officer and director of our company, of $281,658. These salaries represent a significant portion of our operating expenses. Under the terms of these agreement our executive officers have agreed to defer payment of their salaries until March 2005, or such earlier date as we have positive cash flow from operations. Our executive officers have orally agreed to either extend the due date of these salaries or convert the accrued but unpaid salaries into shares of our common stock based upon the then fair market value of our common stock. In any event, the executive officers have orally agreed not to seek payment of these amounts until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

         We anticipate that our total operating expenses will increase in future periods as our sales increase. Included in these anticipated increases are salaries and benefits for additional employees, increased marketing and advertising expenses and increased rental expense. We also anticipate that our professional fees will continue to increase as we seek to raise additional capital. We cannot, however, at this time predict the amount of any of these increases.

         Other interest expense, net, which represents interest accrued for the rescission offer, increased approximately 33.8% for the nine months ended September 30, 2004 from the nine months ended September 30, 2003 which is reflective of the increase in funds.

         Our net loss decreased approximately $47,000, or approximately 23%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. Our revenues are not sufficient to fund our operations and we anticipate that we will incur losses for the foreseeable future until such time as can significantly increase our revenues. Because of the development stage of our business, the highly competitive nature of our industry and our lack of sufficient working capital, it is unlikely that we will be able to increase our revenues in the near future to a level which will sustain our operations and enable us to report a profit.

Fiscal 2003 as compared to fiscal 2002

         We reported sales for fiscal 2003 of $15,545 as compared to sales of $0 for fiscal 2002. During fiscal 2002 and the quarters of fiscal 2003 we were engaged in developing our business plan and launching our product line. We launched our product line and began selling product in the second quarter of fiscal 2003.

         Our gross profit margin on our limited sales for fiscal 2003 was approximately 9%. This margin reflects the small quantities of products we ordered from our suppliers and, as the quantities of our orders have increased, our gross profit margins have also increased as described earlier in this section.

         Our total operating expenses increased approximately $197,000, or approximately 207%, from $95,202 for fiscal 2002 to $292,538 for fiscal 2003. Our operating expenses for fiscal 2002 were primarily accrued salaries of $70,125 for our executive officers. Our operating expenses increased in fiscal 2003 as we began to launch our products. Our operating expenses for fiscal 2003 consisted primarily of:

         * approximately $21,000 in adverting and promotional expenses, including approximately $6,100 of one time expenses related to the initial introduction of our products,

         * approximately $4,000 of insurance expense,

         * approximately $8,100 of legal and professional expenses,

         * approximately $22,800 in office and related and other expenses, and

         * approximately $8,400 in accrued salaries and related compensation expense.

         Other interest income/(expense), net increased from $90 for fiscal 2002 to ($13,021) for fiscal 2003 which reflects the interest earned from cash on deposit with financial institutions.

Liquidity and Capital Resources

         Cash flows used in operating activities decreased to $82,816 for the nine months ended September 30, 2004 as compared to $113,175 for the nine months ended September 30, 2003. Included in this decrease was:

         * an increase of approximately $18,800 in accounts receivable, and

         * a decrease of approximately $3,000 in inventory, which was partially offset by an increase of approximately $9,700 in accounts payable and accrued expenses.

         At the time we place a product order with our supplier, we pay a deposit which equals approximately 50% of the cost of the order; the remaining balance is paid at the time the order is received by us. We extend credit to most of our customers, with payment terms of net 30. We have not experienced any difficulty in promptly collecting all receivables due our company which assists us in managing our cash flow used in operations.

         Cash flows used in investing activities were $0 for each of the nine months ended September 30, 2004 and September 30, 2003. Cash flows provided by financing activities were $200,000 for the nine months ended September 30, 2004 as compared to $130,021 for the nine months ended September 30, 2003. Cash flows provided by financing activities for the nine months ended September 30, 2004 represented the sale of a $200,000 debenture as described below, and cash flows provided by financing activities for the nine months ended September 30, 2003 represented sales of securities by us during that period.

         We had a working capital deficit of $76,986 at September 30, 2004. At December 15, 2004 we had cash on hand of $201,908. We do not presently have any commitments for capital expenditures. The report of our independent registered public accounting firm on our consolidated financial statements as of December 31, 2003 contains an explanatory paragraph expressing uncertainty with respect to our ability to continue as a going concern. We are not generating significant revenues to fund operations, and had an accumulated deficit of $557,453 at September 30, 2004. The deficit has mainly been the result of accrued salaries. Our senior officers have agreed to defer payment of their salaries until March 2005, or such earlier date as we begin to have positive cash flow. At September 30, 2004, we have a liability of $281,658 representing these accrued salaries.

         In December 2004 our three executive officers and one of our employees lent us an aggregate of $30,000 for general working capital. Under the terms of these notes, the principal and interest at the rate of 4% per annum are due on demand, provided, however, that the lender may not demand payment until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

         In light of the deferral of salaries, we believe our cash resources are sufficient to continue our operations as they are presently conducted through the balance of fiscal 2004; however, at our present level of operations we will not have sufficient funds to begin paying these salaries on a current basis, or to pay the amount of accrued but unpaid salaries beginning at the end of the first quarter of fiscal 2005. Based upon our current level of operations we do not anticipate that we will have sufficient funds to satisfy these obligations when they become due in March 2005. Our executive officers have orally agreed to either extend the due date of these salaries or convert the accrued but unpaid salaries into shares of our common stock based upon the then fair market value of our common stock. In any event, the executive officers have orally agreed not to seek payment of these amounts until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

         If we are to fully implement our business plan, we anticipate that our use of cash will be substantial for the foreseeable future, and will exceed our cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement our business plan, over the next 12 months we anticipate that we will require additional working capital for increasing our inventory of existing and new products, for salaries and wages, and for increased marketing and advertising. Unless sales significantly increase over the next 12 months, we will not have significant working capital to hire additional employees, increase our levels of inventory, market our products or otherwise pursue our business plan.

         It is our intent to seek additional capital in the private and/or public equity markets during fiscal 2005 to continue to implement our plan of operation. We do not have any commitments from any holders of our outstanding warrants to exercise the warrants, and we cannot assure you that they will ever be exercised. In addition, we have no commitments from any third parties to provide additional equity or debt funding to us, and we cannot guarantee you that we will be successful in locating such additional funding.

         If we raise additional working capital through the issuance of equity securities, existing stockholders will in all likelihood experience significant dilution. If we raise additional working capital through the issuance of debt, our interest expense will increase and adversely affect our ability to report profitable operations in future periods. Further, we may not be able to obtain additional financing when needed or on terms favorable to us. Because we have no commitment for additional capital, we cannot guarantee you that we will be successful in raising such additional funds as we may need to fund our operations until such time, if ever, as we generate sufficient revenues to fund our working capital needs. If we are unable to raise sufficient working capital when and as needed, we would be unable to fully implement our business model and we could be required to cease operations.

         As described elsewhere in this prospectus, this prospectus covers a rescission offer to certain of our stockholders. If all the eligible stockholders would to accept the rescission, we would be required to refund their aggregate investments of $181,200, together with interest from the date of the investment though the date of acceptance of the rescission offer. Through September 30, 2004 we have accrued $23,235 of interest in this event; at November 30, 2004 the amount of accrued interest is $25,328. In order to ensure that we had sufficient cash to fund the rescission offer, in August 2004 we borrowed $200,000 from a stockholder of our company under a convertible debenture due August 26, 2006. This debenture, which pays interest at the rate of 10% per annum, is convertible by the holder into shares of our common stock at a conversion price of $0.075 per share beginning on August 26, 2006.

         The expiration of the rescission offer, however, may not signal the end of any possible liabilities we have in connection with the private placement which is the subject of that rescission offer. As a result of the possible failure to comply with the disclosure obligations described elsewhere herein (see "The Rescission Offer" beginning on page 28), our liability to IHealth stockholders who fail to accept the rescission offer, or who make no election as to the rescission offer, may continue for a period of time until the applicable statutes of limitations have run. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation. Additionally, any existing rights for rescission or damages under applicable securities or related laws of any IHealth stockholder may survive and not be barred by our making the rescission. As a result, the ultimate financial impact of the rescission offer on us is unknown at this time.

                                    BUSINESS

         IHealth Inc. plans to be a marketer and distributor of a broad line of high quality, value-priced sun care products in the United States and internationally. All the company's sun care formulations are registered with the FDA and comply with FDA labeling standards. While we do not presently offer any other products or services, we may in the future offer additional health related items, such as vitamins, minerals, and aloes, and health related services and apparel.

         We presently distribute sunscreen lotions affording "moderate" to "high" protections, including products with sun protection factors (SPF) 4, SPF 15, SPF 30, SPF 45 and kids SPF 45, as well as SPF 0 AND SPF 6 dark tanning spray oils, an aloe vera sun cooling gel, and an SPF 30 lip balm.

         We were organized under the laws of Delaware in April 2002. Our principal executive offices are located at 5499 N. Federal Hwy., Suite D, Boca Raton, Florida 33487, and our telephone number is (561) 989-3600. Our fiscal year end is December 31.

Manufacture; No Independent Research or Development

         Our products are manufactured by Product Quest Manufacturing, Holly Hill, Florida, a large manufacturer of sun care products which affixes our labels after review for FDA compliance, and ships the product to us for distribution. We do not have any written contracts with Product Quest, relying on purchase orders accompanied by a deposit. By this approach, we purchase on an as needed basis and do not have any minimum purchase requirements, but Product Quest is free to increase its prices at any time. Inasmuch as there are other manufacturers who would be appropriate suppliers, we do not believe the absence of a contract poses any material risk.

         All our products are developed and tested by our manufacturer; we do not have an independent program of research or product development.

Markets and Marketing

         We intend to market our products to drug stores, supermarkets, surf shops and other retail outlets, especially in sunnier geographic regions such as the Southwest United States and Florida. To date and for the immediate future, our sales efforts will be focused on Florida.

         We will also seek to sell over the Internet. We maintain a website ("www.TeekaTan.com") and have made a limited number of sales and sent a number of samples to potential customers ordering over the Internet. (The information contained on our website is not part of this prospectus.)

         Our products are subject to some seasonality. In Florida, the market for sun care products is greatest in the fall and winter months, coinciding with the arrival of out-of-state visitors.

Competition

         Sun care sales in Florida are dominated by five brands: Coppertone, Banana Boat, Hawaiian Tropic, Neutrogena, and Australian Gold, and private label. As a group, these accounted for 82.6% of sales in Florida in 2002 and slightly more in 2003. Management believes such concentration is the case in most markets in the United States.

         We are new company and relatively insignificant in the sun care industry. While we believe that customers on vacation expect to see brands different to those to which they are accustomed which may facilitate our market entry, we have not undertaken any formal market survey, our assumptions may prove to be incorrect. As a result of the small size of our company and limited marketing budget, there are no assurances we will be successful in competing in our market segment or in developing any brand recognition or loyalty.

         We are presently working on an advertising plan which will include both print advertising and further development of our Internet website.

The Sun Care Industry

         With greater awareness of the dangers of ultra violet radiation, sales of sun care products have witnessed good growth in the United States in recent years. Expose, an industry specific electronic magazine published at www.ecrm-online.com/Expose/V7-1V7-1-contents.asp, citing various market research sources, reports that U.S. sales of sun protection products reached $635 million in 2001, up from $479 million in 1996, a compound annual growth rate of 5.8%. Citing another research group, it reports that sunscreen and sun block sales amounted to $293 million in the 52 week period ending May 17, 2003, an increase of 3% over the previous 52 week period; sunscreen and sun block products with an SPF rating of 15 or higher are expected to approach $400 million in 2005. In light of continuing efforts by government and industry to increase consumer education levels about the importance of sun protection, we believe the market for sun care products will continue to grow.

Intellectual Property

         To protect our rights to intellectual property, we plan to rely on a combination of trademark, copyright law, trade secret protection, confidentiality agreements, and other contractual arrangements with our employees, suppliers, and others. We have applied for registration of our trademark, but our application is still pending.

         These steps may not be adequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we may offer our products. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content, and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, results of operations, and financial condition.

         Although we do not believe any of our products or trademarks infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark, or other proprietary right belonging to them. Such claims, even if not meritorious, could have an adverse impact on our operations and financial condition.

Government Regulation

         The U.S. Food and Drug Administration ("FDA") regulates the ingredients which may be used in suntan lotions, their combination, and their concentration, for both safety and effectiveness. The FDA also sets standards for rating sunscreens' effectiveness in blocking UV rays.

         All sunscreens are required to have an "SPF" number on the label (SPF stands for "Sun Protection Factor"). A higher number means it protects longer. Products with an SPF of 2 to 11 are deemed to provide minimal sun protection; products with an SPF of 12 to 30 are deemed to be moderate sun protection products, and those with SPF values of 30 or above are deemed to be high sun protection products. The SPF value is determined by testing on 20 to 25 live humans, using a solar simulator. Our manufacturer assures us that the lotions and creams which it supplies us have all been tested and meet FDA requirements.

         In addition to the SPF value, labeling must identify active and other ingredients, indications for use, certain warnings (as for example exposure to eyes), directions for use, and specific information if it is claimed to be "water resistant". FDA regulations prescribe both the information to be presented and the format for such presentation. We believe our labeling meets all such requirements.

         The manufacture and labeling of our products are subject to compliance with certain FDA regulations, including that ingredients must consist of approved substances, the products must be produced in FDA approved facilities, and the TeekaTan labels must be filed with the FDA. We have been advised by Product Quest that:

         * the effective ingredients in TeekaTan's suntan lotions produced by them have been approved by the FDA for use in sun tan lotions,

         * the lotions are produced in Product Quest's Holly Hill, Florida facility which has been approved by the FDA, and

         * the TeekaTan labels which are applied to all bottles and tubes of TeekaTan supplied by Product Quest have been filed with the FDA under Product Quest's name and that all labels meet FDA regulations.

Employees

         As of the date of this prospectus, we have five employees, including our three officers, Brian John, Richard Miller, and Frank Benedetto, who currently work for our company on a part-time basis, and two full-time sales representatives.

Property

         At the present time, we share approximately 2,500 square feet of office space with Mirador Consulting, Inc., an affiliate of Messrs. John and Miller. We pay $1,000 per month for the use of such space on a month-to-month basis. We believe this space is sufficient to meet our current needs.

Legal Proceedings

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Officers are elected by the board of directors and their terms of office are at the discretion of the board.

         Name                     Age                  Position
         ----                     ---                  --------

Brian S. John                     36         President, CEO and director

Richard A. Miller                 37         Vice-President and director

Frank V. Benedetto, Jr.           33         Secretary, treasurer and director

         Brian S. John has been an officer and director of IHealth since its inception. He is also president of Mirador Consulting, Inc., a corporate consulting firm in Boca Raton, Florida, which he founded in 2001. Mirador is the firm with which IHealth shares space. From May 2001 to March 2002, he served as vice president and director of Disease Sciences, Inc.; in March 2002 that company was sold. From December 2000 to May 2001, he was self employed as an independent business consultant. From March 1998 until December 2000, Mr. John was sales manager for International Internet, working particularly for its CigarCigar.com / StogiesOnline.com division. From December 1996 until March 1998, he was a stockbroker with various brokerage firms, most recently registered as a representative at GKN Securities, where he held both a Series 7 and a Series 63 license. From May 1991 until April 1996, Mr. John served as northeast area sales director for Dine-A-Mate, Inc., an entertainment and dining guide that was later acquired by CUC International. Mr. John studied Liberal Arts at Kutztown State University, Kutztown, Pennsylvania, from 1986 until 1991.

         Richard A. Miller has served as vice president and a director of IHealth since April 2002. He also serves as corporate secretary of Mirador Consulting, Inc., which he joined in March 2002, and with which IHealth shares space. From February 2000 to March 2002, Mr. Miller served as a consultant to Pacific Continental Securities, a securities brokerage firm in New York City, helping to train brokers and serve and maintain investment banking clients, and as a consultant to Dayton Scott, a corporate consulting firm, from 1999 to 2000. In 1998, he was a recruiting manager for Robert Half International in New York City; and from 1997 to 1998, he was a registered representative for VTR Capital in New York. In December 2001 Mr. Miller filed a Petition for Chapter 7 bankruptcy protection in the United States District Court for the Eastern District of New York and he received a discharge of debtor in June 2002. Mr. Miller received a B.S. in Marketing from the State University of New York at Oswego in 1990.

         Frank V. Benedetto Jr. has been Secretary, Treasurer and a Director of IHealth since April 2002. Mr. Benedetto also works with Mirador Consulting, an affiliate of Messrs. John and Miller. From September 2001 to April 2002, he was employed by Disease Sciences, a biotech research company in Boca Raton, Florida. From April 2001 to September 2001 Mr. Benedetto was a registered representative with National Securities, a securities brokerage firm in Fort Lauderdale, Florida, and from September 2000 to April 2001, he was a registered representative with First Liberty Securities in Fort Lauderdale, Florida. From 1999 to 2000, he was a registered representative with Joseph Charles, a securities brokerage firm in Boca Raton, Florida. From 1996, he served as president of Skyline Limousine, which he sold in 1997. Mr. Benedetto graduated from Lynn University in Boca Raton in 1994 with a BS in behavioral sciences.

Employment Agreements

         We have employment contracts with our president, Brian John, and with our vice president, Richard Miller, which extend for a period of five years from the effective date, April 15, 2002. Under the terms of such contracts, Messrs. John and Miller are each entitled to a salary of $35,000 for the 12-month period April 15, 2002 through April 14, 2003; $50,000 for the 12-month period ended April 14, 2004; $75,000 for the 12-month period ended April 14, 2005; $100,000 for the 12-month period ended April 14, 2006; and $150,000 for the 12-month period ended April 14, 2007. Such contracts may be terminated by the company with or without cause on 30 days' notice. In the event Mr. John or Mr. Miller voluntarily resign or are dismissed for cause, their compensation ceases as of the date of termination, but their rights to any other compensation benefits (such as stock options, if any) would be governed by the terms of such plan. Under the terms of their contracts, Messrs. John and Miller have agreed to defer payment of their salaries until March 2005, or such earlier date as we begin to have positive cash flow from operations. Until then, their salaries will accrue.

Accrued salaries are to be paid in March 2005 or at such earlier time as our assets exceed $500,000. Their contracts further provide that our board of directors may continue to defer payment of accrued salaries if the board deems such deferral to be in the best interests of the company. Based upon our current level of operations we do not anticipate that we will have sufficient funds to satisfy these obligations when they become due in March 2005. Our executive officers have orally agreed to either extend the due date of these salaries or convert the accrued but unpaid salaries into shares of our common stock based upon the then fair market value of our common stock. In any event, the executive officers have orally agreed not to seek payment of these amounts until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

Executive Compensation

         The following table sets forth information relating to all compensation awarded to, earned by, or paid by us to executive officers during the period of April 20, 2002 (inception) to December 31, 2003. No officer earned more than $100,000 in 2003.

Summary Compensation Table

 Name and Principal Position                 Year                Compensation(1)
 ----------------------------               ------               --------------
 Brian S. John, President                   2002(1)                  $25,000
                                            2003(1)                  $45,625
 Richard A. Miller, Vice President          2002(1)                  $25,000
                                            2003(1)                  $45,625
 Frank Benedetto Jr.                        2002(1)                  $25,000
                                            2003(1)                  $45,625

(1) Substantially all our officers' salaries have been accrued since inception, and will continue to be accrued until March 1, 2005, or such earlier date as we shall have generated positive cash flow from operations. Previously accrued salaries will be payable March 1, 2005 or such earlier time as the company's assets exceed $500,000, whether as a result of operations or investment. The board of directors may continue to defer payment of accrued salaries if it determines that such deferral is in the company's best interest. As of December 31, 2003, accrued salaries amounted to $194,158.

Director Compensation

         Members of our board of directors do not receive compensation for serving in such positions.

No Options Granted to Officers or Directors

         No options to purchase shares of our common stock have been granted to any officer or director of IHealth since inception.

No Stock Option or Long Term Incentive Plans

         We do not currently have any stock option plan or long term incentive plan ("LTIP").

Limitation on Liability and Indemnification Matters

         Section 145 of the Delaware General Corporation Law provides for indemnification of our company's officers, directors, employees and agents.
Section 145 permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful.

         Our Certificate of Incorporation provides that our directors are protected from personal liability to the fullest extent permitted by law.
Article VII of our bylaws provides that the company will indemnify its officers as well as directors, to the fullest extent permitted or authorized by the Delaware General Corporation Law against all expenses, liabilities, fines and losses arising out of such person's status as a director, officer, agent, employee or representative. Accordingly, stockholders may, under certain circumstances, have more limited recourse against IHealth's officers and directors than would be the case in the absence of such provisions. Our bylaws also provide that IHealth will advance any expenses incurred by an officer or director in defending a civil or criminal proceeding, provided such person agrees to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IHealth pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following reflects certain transactions and relationships between the company and management.

Initial Stock Transactions

         Incident to IHealth's organization and initial financing, 42,500,000 shares of common stock were issued to the company's initial directors at $.0001 per share (par value). Of these, 15,000,000 were issued to Mr. Brian John, our company's president, 15,000,000 were issued to Mr. Richard Miller, a vice president, and 12,500,000 were issued to Mr. Frank Benedetto, our secretary/treasurer. At the time of such issuance, IHealth had no other stockholders.

Use of Space

         We utilize approximately 1,500 square feet of space at the offices of Mirador Consulting, Inc. in Boca Raton, Florida, for which we pay $1,000 per month. Both our president, Mr. John, and our vice president, Mr. Miller, are officers of Mirador Consulting. There is no written lease agreement, and it is anticipated that we will move to our own offices when cash flow permits.

Accrued salaries

         As pointed out above, our three officers had accrued salaries as of December 31, 2003, in the amount of $64,719 each. At September 30, 2004 the aggregate amount of accrued salaries for these three individuals is $281,658. Such officers have agreed to defer payment of their salaries until March 2005, or such earlier date as we begin to have positive cash flow from operations. Until then, their salaries will accrue. Accrued salaries are to be paid in March 2005 or at such earlier time as our assets exceed $500,000. Under the terms of their contracts, our board of directors may further defer payment of accrued salaries if the board deems such deferral to be in the best interests of the company. Based upon our current level of operations we do not anticipate that we will have sufficient funds to satisfy these obligations when they become due in March 2005. Our executive officers have orally agreed to either extend the due date of these salaries or convert the accrued but unpaid salaries into shares of our common stock based upon the then fair market value of our common stock. In any event, the executive officers have orally agreed not to seek payment of these amounts until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

No Commissions for Management Incident to This Offering

         No commissions will be paid to officers or directors of the company in connection with this offering.

$200,000 principal amount convertible debenture

         In August 2004 we issued a $200,000 convertible debenture to Mr. James
E. Simmons, a principal stockholder of our company. The debenture pays interest of 10% per annum, and all principal and accrued interest is due on or before August 26, 2006. Commencing on August 26, 2005 all or any portion of the principal amount of debenture and any accrued but unpaid interest is convertible at the option of the holder into shares of our common stock at a conversion price of $0.075 per share, subject to customary anti-dilution adjustments in the event of stock splits, reorganization, dividends or recapitalizations. The debenture is not convertible, however, during any period in which we have a registration statement on file with the SEC or other black out period. We will use the proceeds of this debenture to fund the return of any funds to rescinding stockholders under the rescission offer which is included in this prospectus.

$30,000 Loan

In December 2004 our executive officers and one of our employees lent us an aggregate of $30,000 to be used by us for working capital as follows:

         Lender                             Principal Amount
         ------                             ----------------
         Brian John                         $ 7,500
         Richard Miller                     $ 7,500
         Frank Benedetto                    $ 7,500
         Casey Burt                         $ 7,500

         We issued each of these individuals an unsecured demand promissory note bearing interest at 4% per annum. Under the terms of this note the lender is not able to demand repayment until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

                             PRINCIPAL STOCKHOLDERS

         As of the date of this prospectus, there were an aggregate of 71,620,000 shares of common stock issued and outstanding, which includes 18,120,000 shares of our common stock which are subject to rescission. See "The Recission Offer" appearing later in this prospectus. The following table sets forth, as of the date hereof, information known to us relating to the beneficial ownership of shares of common stock by:

* each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

*        each director;

*        each executive officer; and

*        all executive officers and directors as a group.

         Except as otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

         Under applicable securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him or her (but not those held by any other person) which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

 Name and Address of                                              Percentage
  Beneficial Owner                    Amount owned(1)             of Class
 -------------------                  ---------------             ----------
 Brian S. John                          15,000,000                   20.9%
 5499 N. Federal Hwy. (ste. D)
 Boca Raton, FL 33487

 Richard A. Miller                      15,000,000                   20.9%
 5499 N. Federal Hwy. (ste. D)
 Boca Raton, FL 33487

 Frank V. Benedetto                     12,500,000                   17.5%
 5499 N. Federal Hwy. (ste. D)
 Boca Raton, FL 33487

 James McKay                             5,000,000(2)                 7.0%
 PMB 6, Townsville Mall Centre
 Queensland, 4816 Australia

 Michelle Serenberg                      5,000,000                    7.0%
 9907 Moss Pond Drive
 Boca Raton, FL 33496

 James E. Simmons                        5,000,000(3)                 7.0%
 7804 Virginia Lane
 Falls Church, VA 22043

 All Officers and Directors             42,500,000                   59.3%
 As a Group (3 persons)
___________

(1) All shares are owned beneficially and of record by the person or persons indicated, except as indicated in the succeeding notes.

(2) The 5,000,000 shares of common stock beneficially owned by Mr. McKay include 750,000 shares registered in his name and 2,250,000 shares registered in the name of his wife and/or children. The 5,000,000 shares of common stock beneficially owned by Mr. McKay also include 500,000 shares of common stock issuable upon the exercise of Series A, B and C warrants registered in Mr. McKay's name, and 1,500,000 shares of common stock issuable upon exercise of Series A, B and C warrants registered in the names of his wife and/or children.

(3) Excludes 2,666,667 shares of our common stock issuable upon the conversion of a $200,000 principal amount convertible debenture due August 26, 2006 which becomes convertible at $0.075 per share commencing on August 26, 2005.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share. As originally filed, our charter authorized the issuance of 2,000 shares, par value $.01 per share. In August 2002, we commenced a private offering of our common stock and warrants, pursuant to which we issued 29,120,000 shares of common stock and warrants to purchase an additional 12,080,000 shares to 42 accredited investors. The last sale occurred on October 2, 2003, and the offering was discontinued. During the period of August 2002 until February 19, 2003, we sold an aggregate of 18,120,000 shares of our common stock at an offering price of $0.001 per share resulting in aggregate gross proceeds of $181,200. At the time the offering commenced, there were not a sufficient number of shares authorized, and insofar as the number issued exceeded the number authorized, such issuance was subject to amendment of the company's charter. On February 19, 2003, we amended the charter to authorize the issuance of 200,000,000 shares, but the company had issued 13,070,000 shares of it common stock prior to such date. In September 2003, we mailed a letter to each of those 33 investors who had purchased shares before the charter amendment offering each the opportunity to rescind his or her investment. By November 2003, all of such investors had elected not to do so, each returning a written reaffirmation of his or her investment including a waiver of any claims against the company on account of such issuance. Notwithstanding the execution, however, of such waivers those purchasers have not waived any rights they may have under federal securities laws. All references in this prospectus to the number of shares authorized, or outstanding have been stated as though such increase in iHealth's authorized stock had been effective from inception.

         As of the date of this prospectus, there are 71,620,000 shares of common stock issued and outstanding. Our charter does not authorize the issuance of preferred stock, and no such shares have been issued or are outstanding.

Common Stock

         Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights and holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share pro rata in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

         As of the date of this prospectus, IHealth had 46 stockholders, 42 of whom also held warrants.

Warrants

         We have issued and outstanding warrants to purchase a total of 12,080,000 shares of our common stock, including:


         * Series A warrants to purchase up to 2,416,000 shares at an exercise price of $0.25 per share,

         * Series B warrants to purchase up to 6,040,000 shares at an exercise price of $0.37 per share,

         * Series C warrants to purchase up to 3,624,000 shares at an exercise price of $0.50 per share.

         Other than the exercise price, all series of the warrants are identical. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events.

         The Series A, B and C warrants expire on July 26, 2007. We may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.0001 per share, but only if the average closing rice of our common stock should be at or above $1.00 per share for 10 consecutive trading days. Warrant holders will have this 15-day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during the 15 day period, the warrant holder will receive the call price and the warrants will expire.

         None of the foregoing warrants have been exercised as of the date hereof.

Dividend Policy

         No dividends have been paid on the shares of our common stock, and we do not anticipate the payment of cash dividends in the foreseeable future. We anticipate that, for the foreseeable future any profit we report will be devoted to our future operations and that cash dividends would not be paid to our stockholders.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, Florida 33321. Its telephone number is (954) 726-4954.

                              THE RESCISSION OFFER

Background

         Between 2002 and April 2003, we issued an aggregate of 18,120,000 shares of our common stock and warrants to purchase an aggregate of 41,200,000 common shares in a unit offering of securities to 40 accredited investors. We raised a total of $181,200 in this offering. Through February 14, 2003, we issued a total of $141,700 of units of our securities to 35 investors with the remaining $39,500 of units being issued to five additional investors subsequent to February 14, 2003. During the course of that offering, we discovered that our authorized capitalization was not sufficient to permit us to issue the common share component of the units to the investors prior to February 14, 2003. We amended our Certificate of Incorporation on February 14, 2003 to increase our authorized shares of common stock to 200,000,000 common shares, which enabled us to undertake the offering with sufficient authorized capitalization.

         Because we did not have sufficient number of common shares at the time we completed the initial phase of the private offering through February 14, 2003, we privately offered to investors who participated in that phase of the offering the right to rescind their purchases and receive the return of their funds in exchange for the units of securities purchased in the offering. None of these investors availed themselves of the rescission offer at that time. However, we did not advise the five investors who purchased units of our securities after February 14, 2003 that the first phase of that offering was conducted without sufficient authorized common shares, and that IHealth would have an obligation to return the funds it received from investors prior to February 14, 2003 in the event those investors chose to accept our rescission offer.

         Beginning in October 2003, we began processing a registration statement with the Securities and Exchange Commission of which this prospectus forms a part. During the course of filings, in which we disclosed the offering of our units to investors as well as the circumstances under which we had to increase our authorized capitalization, we became aware that the offers made both prior to February 14, 2003 and after that date may have violated federal securities laws based on the inadequacy of IHealth's disclosures made in its offering documents for the units concerning the lack of authorized common stock. Based on potential violations that may have occurred under U.S. securities laws, we determined to make a rescission offer both to investors who acquired our units prior to February 14, 2003 and who had received the initial rescission offer, as well as to investors who had acquired units of our securities subsequent to February 14, 2003, since they were not informed of the rescission offer.

         There are a total of 40 investors who participated in the private offering, several of whom represent friends, colleagues and business associates of our management. If all eligible investors elected to accept the rescission offer, we would be required to refund investments totaling $181,200, plus interest on those funds from the date of investment through the date of the acceptance of the rescission offer at 7% per annum. At September 30, 2004, we have accrued $23,235 in potential interest payments. At November 30, 2004 we had accrued $25,328 in potential interest payments. In order to better assure that we would have sufficient funds available to accommodate any investors who might choose to accept the rescission offer being made hereby, we have arranged funding by one of our existing investors of $200,000, for which we have issued a convertible debenture which matures on August 26, 2006 and bears interest at the rate of 10%.

         If all eligible stockholders accept the rescission offer, upon refund to each of them of their initial investment plus interest, they will each return to us the units purchased which will in turn be cancelled by us. This will have the effect of reducing our issued and outstanding shares of common stock by 18,120,000 shares and canceling warrants to purchase an aggregate of 41,200,000 shares of our common stock. If only a portion of the eligible stockholders accept the rescission offer, the amount of funds we refund to those rescinding stockholders and the number of shares of our common stock which will be returned and the number of warrants which will be cancelled will be proportionately reduced.

The Rescission Offer

         IHealth stockholders may accept the rescission offer in accordance with the applicable methods described below under "Method of Acceptance" on or before the expiration date described below. All acceptances of elections to accept the rescission offer will be considered to be effective on the expiration date. Unless an IHealth stockholder submits its election to accept the rescission offer before the expiration date, the unit holder's right to elect the rescission offer will terminate. An IHealth stockholder can revoke an election of the rescission offer in accordance with the applicable methods described below on or before the expiration date.

         o The rescission offer is being offered to all investors who participated in the unit offering of our securities both prior to February 14, 2003 or after that date and whether or not they received IHealth's initial rescission offer.

         o Any IHealth stockholder that fails to indicate its election with regard to the rescission offer will not be considered an acceptance of the rescission offer. Unless extended by IHealth, the rescission offer will expire at 5:00 P.M. on _____________, 2005. Unit holders are urged to read this prospectus carefully and to make an independent evaluation with respect to the rescission offer.

         o IHealth unit holders who accept the rescission offer will be entitled to receive a return of their initial investment of $1.50 per unit plus interest in the amount of 7%, which represents the highest legal rate of interest that we were able to discern from an evaluation of various state securities law statutes in which unit holders who participated in the private financing would be entitled to a rescission remedy.

         o Investors accepting the rescission offer, in return for this amount, would be required to assign their common shares and warrants to IHealth in return for the rescission amount.

         Neither IHealth nor any of its management has communicated with IHealth unit holders regarding this rescission offer, and whether they plan to accept the rescission offer, since that may occur only with the use of this prospectus. As mentioned previously, we have arranged funding of $200,000, which we believe is a reasonable amount to accommodate investors who choose to accept our rescission offer. Within 30 days of the expiration of the rescission offer, we will pay the rescission amount to unit holders who have made a request for rescission. Until paid in full by IHealth, rescinding unit holders will be considered to be creditors, will retain the right to their securities and will maintain all rights as security holders of IHealth until such time as they are paid in full.

         This prospectus covers the resale of all the shares of our common stock, including the shares of our common stock underlying the warrants, which were included in the units currently held by the stockholders eligible to participate in the rescission offer. Following the expiration of the rescission offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part to deregister any shares of our common stock, including shares underlying the warrants, which were included in the units held by eligible stockholders who accepted the rescission offer. If for any reason we should not have sufficient funds to refund any rescinding stockholder's original investment together with interest, however, there could be substantial doubt if the common shares included in the units owned by the rescinding stockholder who exercised his or her rescission rights would be freely transferable.

         Generally, the sale of the security can result in gain or loss measured by a comparison of the purchase to the sales price. The difference between a security holder's purchase price (i.e., tax basis) and the sales price yields a realized gain or loss. A capital gain or loss results if the security sold is a capital asset. The long or short-term character of the gain or loss is dependent upon the length of time the security was held. Unit holders accepting the rescission offer would not have a capital gain or loss in connection with the acceptance of the rescission offer. However, interest to be received by the unit holders should be treated as ordinary income to the unit holders.

Potential Liabilities

         Our failure to disclose the lack of sufficient capital and the rescission offer made to the earlier investors in our private placement to the later investors as described elsewhere in this prospectus creates certain liabilities for us under federal securities and related laws. Generally, under state securities laws the investor can sue us to recover the consideration paid for the security together with interest at the legal rate, less the amount of any income received from the security, or for damages if he or she no longer owns the security or if the consideration given for the security is not capable of being returned. Damages generally are equal to the difference between the purchase price plus interest at the legal rate and the value of the security at the time it was disposed of by the investor plus the amount of any income, if any, received from the security by the investor. Generally, certain state securities laws provide that no suit can be maintained by an investor to enforce any liability created under certain state securities statues if the seller makes a written offer to refund the consideration paid together with interest at the legal rate less the amount of any income, if any, received on the security or to pay damages and the investor refuses or fails to accept the offer within a specified period of time, generally not exceeding 30 days from the date the offer is received.

         IHealth believes that by making the rescission offer, if the IHealth unit holders do not accept the rescission offer, the likelihood of potential contingent liability of our company for a violation of federal securities or related laws may be substantially reduced, but not necessarily terminated. However, as a result of the possible failure to comply with the disclosure obligations described above, our liability to IHealth stockholders who fail to accept the rescission offer, or who make no election as to the rescission offer, may continue for a period of time until the applicable statutes of limitations have run. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation. Additionally, any existing rights for rescission or damages under applicable securities or related laws of any IHealth stockholder may survive and not be barred by our making the rescission.

         In addition, the various states in which the purchasers reside could bring administrative actions against as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the purchaser.

         There is considerable legal uncertainty under both federal securities and related laws concerning the efficacy of rescission offers and general waivers with respect to barring claims that would be based on the failure to disclose information described above in a private placement. The SEC takes the position that acceptance or rejection of an offer of rescission may not bar stockholders from asserting claims for alleged violations of federal securities laws. Further, under California's Blue Sky law, which would apply to stockholders resident in that state, a claim or action based on fraud may not be waived or prohibited pursuant to a rescission offer. As a result, the rescission offer may not terminate any or all potential liability that we may have in connection with that private placement. In addition, there can be no assurance that we will be able to enforce the waivers we may receive in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state law violations that the rescission offerees may have, until the applicable statutes of limitations have run.

         We are also subject to compliance with the General Corporation Law of Delaware, the state of our incorporation, with respect to the rescission offer. While the General Corporation Law of Delaware does not address the issue of rescissions in relation to capital impairment matters, we do not believe that any payments made in relation to the rescission offer will represent proscribed transactions based on any of the statutory references relevant to capital impairment. In addition we have been advised by our counsel that there is nothing in the related laws and interpretation of the Delaware General Corporation Law which would classify a rescission offer as a stock redemption given that we are not seeking to repurchase or redeem the shares, but rather are affording investors a right to treat their prior purchase as a nullity. Our financial statements reflect that we have the amounts attributable to the private placement have been segregated on our balance sheet from our capital. Consequently, any payments resulting from the rescission offer are not derived from the capital segment of our financial statements and should not be deemed impairment of capital. In effect, any payments would be in the nature of settlements of obligations rather than redemption or similar retirements of capital.

Method of Acceptance

         o For unit holders accepting the rescission offer, a properly completed request for rescission evidencing the decision to accept the rescission offer must be received by IHealth prior to the expiration date, which is 30 days following delivery of this prospectus to the unit holders.

         o The request for rescission may be delivered by hand or courier service or by mail along with the applicable common share certificate, warrant certificate and stock power. The election of the manner of delivery of all documents is at the election of the unit holder.

         A request for rescission will not be considered to be delivered timely to IHealth if IHealth does not actually receive the request and accompanying documents prior to the expiration of the rescission offer. However, IHealth reserves the right, in its sole discretion, to accept a rescission request subsequent to the expiration date upon showing of a proper cause. A request for rescission may be withdrawn by written notice to IHealth, but only if actually received by IHealth prior to the expiration of the rescision offer.

                              SELLING STOCKHOLDERS

         The following table sets forth:

         * the name of each selling stockholder,
         * the number of shares owned,
         * the number of warrants owned, and
         * the number of shares being registered for resale by each selling stockholder.

         All of the shares owned by the selling stockholders may be offered hereby. Because the selling stockholders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to any such sales, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling stockholders will not own any shares after the offering.

                                                                                     Shares attributed if all
                                                                                     outstanding shares are
                                                                                     sold but warrants are
 Name of                       Number of       Number of       Number of             not exercised
 selling                       shares          warrants        shares which may      ------------------------
 security holder               owned           owned           be offered(1)           Number      Percentage
 ------------------------      ----------      ----------      ----------------      ----------    ----------
 Richard Alberti ........         300,000         200,000         500,000               200,000         *
 Robert Bauer ...........         150,000         100,000         250,000               100,000         *
 Phillip Bischof ........         600,000         400,000       1,000,000               400,000         *
 Patrick Blees ..........         150,000         100,000         250,000               100,000         *
 Bob Bralley ............         150,000         100,000         250,000               100,000         *
 Darrell L. Brubaker(2) .       1,600,000       1,066,666       2,666,666             1,066,666        1.3%
 Brubaker Grain (3) .....         500,000         333,333         833,333               333,333         *
 Martin Scott CFO
   Consulting Services,
   Inc.(4) ..............       1,000,000              --       1,000,000                    --        --
 John P. Christensen ....         500,000         333,333         833,333               333,333         *
 Maurice & Reinaldo Costa       1,000,000         666,667       1,666,667               666,667         *
 James W. Coughlin ......         300,000         200,000         500,000               200,000         *
 Raymond S DeMarco Jr ...         150,000         100,000         250,000               100,000         *
 Anne DeVore ............         150,000         100,000         250,000               100,000         *
 Brian Donohue ..........         150,000         100,000         250,000               100,000         *
 Leonard Doorn ..........         300,000         200,000         500,000               200,000         *
 David J. Gabauer .......         300,000         200,000         500,000               200,000         *
 James Gabauer ..........         450,000         300,000         750,000               300,000         *
 GSII Corporation .......         150,000         100,000         250,000               100,000         *
 Frank Haberstroh .......         150,000         100,000         250,000               100,000         *
 Alfredo Hernandez ......         300,000         200,000         500,000               200,000         *

 Donnie Hoffard .........         150,000         100,000         250,000               100,000         *
 Gordon & Colleen Johnson       2,000,000       1,333,333       3,333,333             1,333,333        1.6%
 Kurt Johnson ...........         150,000         100,000         250,000               100,000         *
 Leonard A. Kayafas .....         150,000         100,000         250,000               100,000         *
 Randall Loper ..........         150,000         100,000         250,000               100,000         *
 Rita Loper .............         150,000         100,000         250,000               100,000         *
 Mark & Lauri Martinez ..         150,000         100,000         250,000               100,000         *
 James McKay(5)..........         750,000         500,000       1,250,000               500,000         *
 Leanne Marie McKay(5)...         750,000         500,000       1,250,000               500,000         *
 Lincoln Peter McKay(5)..         750,000         500,000       1,250,000               500,000         *
 Nicholas James McKay(5).         750,000         500,000       1,250,000               500,000         *
 James Olsen ............       1,000,000         666,667       1,666,667               666,667         *
 On-Line Obituary Service         150,000         100,000         250,000               100,000         *
 Richard Rodeman ........         300,000         200,000         500,000               200,000         *
 Michelle Serenberg .....       5,000,000              --       5,000,000                    --         *
 James E. Simmons.. .....       5,000,000              --       5,000,000                    --         *
 Arlene Solomon .........         270,000         180,000         450,000               180,000         *
 Mark Solomon ...........       2,100,000       1,400,000       3,500,000             1,400,000        1.7%
 Rakesh Taneja ..........         150,000         100,000         250,000               100,000         *
 Edward Winders .........         300,000         200,000         500,000               200,000         *
 Gary B Wollan ..........         150,000         100,000         250,000               100,000         *
 John Younts ............         150,000         100,000         250,000               100,000         *
 Herman J. Zwald ........         300,000         200,000         500,000               200,000         *
                               ----------      ----------      ----------            ----------
                               29,120,000      12,080,000      41,200,000            12,080,000

__________

 *  Less than one percent

(1) Includes 12,080,000 shares which may be acquired by exercise of the outstanding Series A, B and C Warrants.
(2) Does not include the 500,000 shares and 333,333 warrants owned by Brubaker Grains, which company is controlled by Mr. Brubaker.
(3) Does not include the 1,600,000 shares and 1,066,666 warrants owned by Mr.Brubaker, who controls Brubaker Grains.
(4) Issued in consideration of consulting services.
(5) Leanne Marie McKay is the wife of Mr. James McKay, and Lincoln Peter McKay and Nicholas James McKay are their children. As a group, the McKay family would own 2.4% of our outstanding stock if they were to sell all the shares registered in their names but retain shares received upon exercise of their Series A, B and C warrants.

         Except for Martin Scott CFO Consulting Services, Inc., which has served as a financial consultant to the company, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

                              PLAN OF DISTRIBUTION

         This prospectus also relates to a rescission offer of 120,800 units to certain of our stockholders who purchased securities from us. Each unit includes 150 shares of common stock, one Series A Warrant, one Series B Warrant and one Series C Warrant. The offering price is the price actually paid by the stockholders receiving the rescission offer. Stockholders who are entitled to participate in the rescission offer, and elect to do so, are entitled to the return of the amount invested plus interest from the date of purchase to [INSERT DATE], 2005, being 30 days from the date of this prospectus. See "The Rescission Offer" beginning on page 27 of this prospectus.

         This prospectus relates to the resale of up to 29,120,000 shares of our common stock presently outstanding together with an aggregate of 12,080,000 shares of our common stock issuable upon the exercise of outstanding warrants. The offering by the selling stockholders will not commence until after the termination date of the rescission offer described elsewhere in this prospectus, which is [INSERT DATE], 2005, and after we file a post-effective amendment to the registration statement of which this prospectus is a part disclosing the results of the rescission offer. Thereafter, the selling stockholders may from time to time sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded, or in transactions with market makers, or with private investors providing that we maintain an effective registration statement of which this prospectus is a part. If we were to fail to maintain an effective registration statement covering the resale of such shares, the selling stockholders would be required to either rely on Rule 144 of the Securities Act of 1933 for the public resale of the shares included herein, providing that the exemption from registration under that rule was then available to the particular selling stockholder, or the selling stockholder would be prohibited from publicly reselling the shares included in this prospectus until such time as we either completed a post-effective amendment to this registration statement or the selling stockholder could otherwise comply with the resale provisions of Rule 144.

         No selling stockholder is obliged to sell any of his or her shares described in this prospectus, but until the shares are quoted on a public market such as the OTC Bulleting Board, sales under this prospectus must be made at $.02 per share. Neither our common stock nor our warrants are presently traded on any market or securities exchange.

         Sales of our securities by selling stockholders will typically involve one of the following:

         * Sales in the over-the-counter market or on an exchange on which our shares may be in the future be listed, or through sales to underwriters who acquire the shares for their own account and resell them in one or more transactions, or through broker-dealers;

         * Sales in transactions other than on an exchange or in the over-the-counter market, including sales in privately negotiated transactions, or dispositions for value by a selling stockholder to its partners or members subject to rules relating to sales by affiliates; or

         * Transfers in exchange for securities issued by companies other than ours.

         Sales may be effected by other means, which can be explained by registered broker dealers, accountants, or attorneys, and after registration the shares may be used for margin or otherwise pledged, optioned, sold short, or otherwise subjected to contracts with others. Selling stockholders may also sell their securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory. We cannot assure that all or any of the selling stockholders' shares will be sold by the selling stockholders or any of them.

         Selling stockholders and any brokers, dealers, or agents effecting the sale of any of the shares described in this prospectus may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders may retain an underwriter to assist in the sale of their securities, but we are not aware that any selling stockholder has entered into any agreement with an underwriter. If we become aware of any such arrangements in the future, we would be required to amend this prospectus to describe such arrangements, and the underwriter, if a registered broker-dealer, would be required to obtain approval of its compensation arrangements from the National Association of Securities Dealers.

         We have agreed to pay all fees and expenses incident to the registration of the shares (estimated at approximately $50,000), but we are not responsible for brokerage commissions or underwriter discounts. We have also agreed to qualify or register the selling stockholders' shares, and pay any fees incident to such qualification or registration in such states as a selling stockholder may reasonably request, provided we are not required to execute a general consent to service of process or to qualify as a foreign corporation to do business in such jurisdiction. Persons other than the selling stockholders named above may not sell their shares under this prospectus unless a post-effective amendment has been filed with the Securities and Exchange Commission. We are not obliged to pay the expenses incident to any such offering.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including Regulation M. These provisions may restrict certain activities of selling security holders (and their assignees and other successors in interest) and limit the timing of purchases and sales of their securities. Under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. These limitations may affect the marketability of the securities.

         We have agreed to indemnify the selling stockholders, and any underwriter acting on their behalf, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the selling stockholder or their underwriters may be required to make in respect of such liabilities.

         We have not registered the shares for sale by the selling stockholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which sales are to occur or the existence of an exemption from registration.

                             PENNY STOCK REGULATIONS

         In the event we establish a public market for our common stock, and the trading price for such stock is less than $5.00 per share, our common stock would be considered a "penny stock". In that event, trading would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. On account of these factors, a market in our common stock may never develop.

                      OTHER SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, there are 71,620,000 shares of common stock issued and outstanding and warrants to purchase an additional 12,080,000 shares, all of which are restricted securities. Of the shares outstanding, 29,120,000 are currently eligible for resale pursuant to this prospectus.

         The remaining shares, which are owned by our officers and directors, are eligible for sale under Rule 144. In general, Rule 144 permits a stockholder who has owned restricted shares for at least one year, to sell without registration up to one percent of our then outstanding common stock within a three-month period. Provided they are not "affiliates" of the company, stockholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Don A. Paradiso P.A., 2 South University Drive, Suite 328, Plantation, Florida 33324.

                                     EXPERTS

         The consolidated financial statements of IHealth, Inc. as of December 31, 2003, and for period from April 20, 2002 (inception) through December 31, 2002, incorporated in this prospectus have been audited by Radin Glass & Co. LLP., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated in this prospectus in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations.

         For further information concerning IHealth and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through its Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference Room upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our registration statement and other filings made with the SEC through EDGAR will be publicly available through the SEC's Internet site, http//www.sec.gov.

         Following the effective date of the registration statement relating to this prospectus, we intend to furnish our stockholders with annual reports containing audited consolidated financial statements and other periodic reports as we think appropriate or as may be required by law.

         Until _________, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  IHealth Inc.
                        (A Development Stage Enterprise)


                        CONSOLIDATED FINANCIAL STATEMENTS
                  For the Nine Months Ended September 30, 2004
                                   (Unaudited)


                                TABLE OF CONTENTS


Consolidated Balance Sheet as of September 30, 2004 (Unaudited) .............F-2

Consolidated Statement of Operations for the Nine Months Ended
September 30, 2004 and 2003 and cumulative for the period
April 20, 2002 (Inception) through September 30, 2004 .......................F-3

Consolidated Statement of Changes in Stockholders' Deficit for the period
April 20, 2002 (Inception) through September 30, 2004 .......................F-4

Consolidated Statement of Cash Flows for the Nine Months Ended
September 30, 2004 and 2003 and cumulative for the period
April 20, 2002 (Inception) through September 30, 2004 .......................F-5

Notes to Consolidated Financial Statements ...............................F-6-10

                                  IHEALTH INC.
                        (A Development Stage Enterprise)
                           Consolidated Balance Sheet
                               September 30, 2004
                                   (Unaudited)
________________________________________________________________________________

                                     ASSETS
CURRENT ASSETS:
  Cash ...........................................................    $ 196,631
  Accounts receivable ............................................       24,351
  Inventory ......................................................       32,552
                                                                      ---------
  Total currents assets ..........................................      253,534

Property and equipment, net ......................................          854

Deposits .........................................................        1,450
                                                                      ---------


  TOTAL ASSETS ...................................................    $ 255,838
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accrued expenses ...............................................    $  48,862
  Accrued payroll ................................................      281,658
                                                                      ---------
  Total current liabilities ......................................      330,520

Long Term Debt ...................................................      200,000
                                                                      ---------

Common Stock Subject to Rescission Offer, $.0001  par value,
  18,120,000 shares issued and outstanding .......................      181,200
                                                                      ---------

COMMITMENTS AND CONTINGENCIES ....................................            -

STOCKHOLDERS' DEFICIT
Common stock $.0001 par value authorized 200,000,000 shares ......            -
53,500,000 shares issued and outstanding .........................        5,350
Additional paid-in capital .......................................       96,221
Accumulated deficit ..............................................     (557,453)
                                                                      ---------
  TOTAL STOCKHOLDERS' DEFICIT ....................................     (455,882)
                                                                      ---------

  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ....................    $ 255,838
                                                                      =========

                 See Notes to Consolidated Financial Statements

                                                     IHEALTH INC.
                                           (A Development Stage Enterprise)
                                         Consolidated Statement of Operations
                                                     (Unaudited)
______________________________________________________________________________________________________________________
                                                                                                        Cumulative
                                                                                                      for the period
                                                                     For the Nine Months              April 20, 2002
                                                                     Ended September 30,              (Inception) to
                                                                   2004                2003         September 30, 2004
                                                               ------------        ------------     ------------------
                                                                                     Restated            Restated
                                                                                      Note 3              Note 3
Sales ..................................................       $     63,045        $     10,782         $  78,590
Cost of goods sold .....................................             45,746               8,832            60,539
                                                               ------------        ------------         ---------

  Gross Profit .........................................             17,299               1,950            18,051

OPERATING EXPENSES:
  General and administrative expenses ..................            163,216             197,906           564,121
  Depreciation .........................................                471                 240             1,028
                                                               ------------        ------------         ---------

  TOTAL OPERATING EXPENSES .............................            163,687             198,146           565,149
                                                               ------------        ------------         ---------

  OTHER INTEREST EXPENSE, net ..........................             11,146               8,333            10,355

  Net loss before income taxes .........................           (157,534)           (204,529)         (557,453)
                                                               ------------        ------------         ---------

  Income taxes .........................................                  -                   -                 -

                                                               ------------        ------------         ---------
NET LOSS ...............................................       $   (157,534)       $   (204,529)        $(557,453)
                                                               ------------        ------------         ---------

Weighted average number of common shares
  outstanding ..........................................         53,500,000          42,500,000
                                                               ============        ============

Basic net loss per share ...............................       $      (0.00)       $      (0.00)
                                                               ============        ============

                                    See Notes to Consolidated Financial Statements

                                                         F-3

                                                     IHEALTH INC.
                                           (A Development Stage Enterprise)
                          Consolidated Statement of Changes in Stockholders' Deficit For the
                               period April 20, 2002 (Inception) to September 30, 2004
______________________________________________________________________________________________________________________

                                          Common Stock         Additional
                                     ---------------------      Paid-in      Subscription    Accumulated
                                       Shares       Amount      Capital       Receivable       Deficit        Total
                                     ----------     ------     ----------    ------------    -----------    ---------
Balance April 20, 2002 (Inception)            -     $    -      $     -         $     -       $       -     $       -

Founder shares ...................   42,500,000      4,250            -               -               -         4,250

Net Loss .........................            -          -            -               -         (95,707)      (95,707)
                                     ----------     ------      -------         -------       ---------     ---------

Balance, December 31, 2002 -
  Restated Note 3 ................   42,500,000     $4,250      $     -         $     -       $ (95,707)    $ (91,457)

Stock issued for services ........    1,000,000        100        9,900               -               -        10,000

Sale of Common Stock .............   10,000,000      1,000       86,321               -          87,321        87,321

Net Loss .........................            -          -            -               -        (304,212)     (304,212)
                                     ----------     ------      -------         -------       ---------     ---------

Balance December 31, 2003 -
  Restated Note 3 ................   53,500,000     $5,350      $96,221         $     -       $(399,919)    $(298,348)

Net Loss .........................            -          -            -               -        (157,534)     (157,534)
                                     ----------     ------      -------         -------       ---------     ---------

Balance September 30, 2004,
  (Unaudited) ....................   53,500,000     $5,350      $96,221         $     -       $(557,453)    $(455,882)
                                     ==========     ======      =======         =======       =========     =========


                                    See Notes to Consolidated Financial Statements

                                                         F-4

                                                     IHEALTH INC.
                                           (A Developmental Stage Company)
                                         Consolidated Statement of Cash Flows
                                                     (Unaudited)
______________________________________________________________________________________________________________________

                                                                                                       Cumulative
                                                                                                      for the period
                                                                     For the Nine Months              April 20, 2002
                                                                     Ended September 30,              (Inception) to
                                                                   2004                2003         September 30, 2004
                                                               ------------        ------------     ------------------
                                                                                     Restated             Restated
                                                                                      Note 3               Note 3
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ............................................        $(157,534)          $(204,529)           $(557,453)
   Adjustments to reconcile net loss to net cash used in
    operating activities
     Depreciation ......................................              471                 241                1,028
     Equity issued for services ........................                -              10,000               10,000
   Changes in operating assets and liabilities
     Increase in accounts receivable ...................          (21,150)             (2,290)             (24,351)
     Increase in inventory .............................          (10,671)            (13,738)             (32,552)
     Increase in deposits ..............................                -              (6,033)              (1,450)
     Other liabilities .................................                -              (5,000)              (5,000)
     Accounts payable and accrued expenses .............           18,568               8,799               53,862
     Accrued payroll ...................................           87,500              99,375              281,658
                                                                ---------           ---------            ---------

     CASH FLOWS USED IN OPERATING ACTIVITIES ...........          (82,816)           (113,175)            (274,258)
                                                                ---------           ---------            ---------

   CASH FLOWS USED IN INVESTING ACTIVITIES:
     Purchase of equipment .............................                -                   -               (1,882)
                                                                ---------           ---------            ---------

   CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of long term debt ..........          200,000                   -              200,000
     Proceeds from issuance of common stock ............                -              37,321               91,571
     Increase  in Equity subject to rescission .........                -              92,700              181,200
                                                                ---------           ---------            ---------

   CASH FLOWS PROVIDED BY FINANCING ACTIVITIES .........          200,000             130,021              472,771
                                                                ---------           ---------            ---------

   NET INCREASE IN CASH AND CASH EQUIVALENTS ...........          117,184              16,846              196,631

   CASH AND CASH EQUIVALENTS, Beginning ................           79,447              71,366                    -
                                                                ---------           ---------            ---------

   CASH AND CASH EQUIVALENTS, Ending ...................        $ 196,631           $  88,212            $ 196,631
                                                                =========           =========            =========

   SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
   Interest paid .......................................        $       -           $       -
                                                                =========           =========
   Income taxes ........................................        $       -           $       -
                                                                =========           =========

                                    See Notes to Consolidated Financial Statements

                                                         F-5

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

IHealth Inc. and Subsidiaries collectively ("the Company") is a Delaware corporation, formed in April 2002 and is engaged in the business of marketing and retailing a broad line of high quality value-priced sun care products.

INTERIM FINANCIAL STATEMENTS

The accompanying consolidated financial statements (unaudited) for the nine months ended September 30, 2004, have been prepared in accordance with generally accepted accounting principles for interim financial information and, in the opinion of the Company, include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations and cash flow as of the dates and periods presented. The results for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial information and footnotes thereto included in the IHealth Inc. ("IHealth" or the "Company") audited financial statements for the year ended December 31, 2003.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

DEVELOPMENT STAGE ENTERPRISE

Due to the start-up nature of the business, the financial statements are being presented as a development stage enterprise pursuant to Statement of Financial Accounting Standards No. 7. The Company is developing the business of marketing and retailing a broad line of high quality value-priced sun care products.

REVENUE RECOGNITION

Revenue is recognized when earned, as products are completed and delivered or services are provided to customers. If the Company had any merchandise on consignment, the related sales from merchandise on consignment would be recorded when the retailer sold such merchandise.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

INVENTORY

The Company's inventory consists entirely of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for over the estimated useful lives of the individual assets using straight-line methods. The estimated useful life of the equipment is three years.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the nine months ended September 30, 2004 and 2003 amounted to $3,876, and $5,980, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, receivables, and accrued expenses approximate fair value based on the short-term maturity of these instruments.

INCOME TAXES

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss carryforward of approximately $192,000, which expires in the year 2023. The Company has recorded a reserve of $57,600 against the deferred tax asset due to the Company having no profitable operating history. The reconciliation between the statutory federal rate of 34% and the effective federal income tax rate of 0% is an increase to the valuation allowance for the net operating loss carryforward.

LOSS PER SHARE

The Company has adopted SFAS 128, "Earnings per Share." Loss per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive or their effect is not material.

STOCK BASED COMPENSATION

The Company accounts for employee stock options in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees" and has adopted the disclosure-only option under SFAS No. 123. The Company accounts for non-employee stock transactions in accordance with SFAS No. 123 as amended by SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings per share as id SFAS 123 has been adopted. No table has been presented since there are no reconciling items.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Entities", (FIN No. 46) an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk and loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 requires disclosures about variable interest entities that companies are not required to consolidate but which the company has a significant variable interest. The consolidation requirements will apply immediately for newly formed variable interest entities created after January 31, 2003 and entities established prior to January 31, 2003, in the first fiscal year or interim period beginning after June 30, 2003. The adoption of FIN No. 46 is not expected to have a material impact on our consolidated results of operations and financial position.

In April 2003, the FASB issued Statements of Financial Accounting Standards No. 149 ("SFAS No. 149"), an amendment to SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. This SFAS is effective for contracts entered into or modified after June 30, 2003.

3. RESTATEMENT OF 2003

The financial statements for the nine months ended September 30, 2003 have been restated due to the Company discovering that the authorized capitalization was not sufficient to permit the Company issue common stock sold to investors during the private placement prior to February 14, 2003. Between 2002 and April 2003 the Company issued an aggregate of 18,120,000 shares of common stock. The following adjustments and reclassifications have been made to the September 30, 2003 financial statements are detailed as follows:

a. Common stock - has been restated to reduce the number of shares issued of (1,812).

b. Additional paid in capital has been restated reduced by $(179,388).

c. The shares issued during 2002 through April 2003 have been classified outside of equity in the balance sheet and classified as common stock subject to rescission.

d. Interest expense has been accrued at the rate of 7% on the money received in the private placement, $10,551 for the nine months ended September 30, 2003, increasing the net loss by $8,398 to $(204,529).

e. Subscription receivable at December 31, 2002 reported a $10,000 receivable that has been removed from the Consolidated Statement of changes in stockholders' deficit since these shares were part of the shares subject to rescission.

4. INVENTORIES

Inventories at September 30, 2004 of $32,552 consist entirely of finished products. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

5. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

At September 30, leasehold improvements and equipment consist of the following:

                                                       2004       2003
                                                     -------     -----
         Equipment ..............................    $ 1,882     $ 962

         Less:  accumulated depreciation ........     (1,028)     (401)
                                                     -------     -----
                                                     $   854     $ 561
                                                     =======     =====

Equipment is depreciated over 3 years. Depreciation expense for the nine months ended September 30 2004 and 2003 was $471 and $241 respectively.

6. ACCRUED PAYROLL

Included in accrued liabilities is an estimate of $281,658 and $163,250 recorded for payroll liabilities due to senior management of the Company for compensation as of September 30, 2004 and 2003, respectively. The officer of the Company have elected to defer payment of salary until March 1, 2005, or on such earlier date as the Company shall have generated positive cash flow from operations or has net assets exceed $500,000. Salaries may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest of the Company.

7. ACCRUED EXPENSES

Accrued expenses at September 30, 2004 and 2003 consist of accounts payable of $23,709 and $401 and accrued interest of $25,153 and $8,398 respectively.

8. LONG TERM DEBT

In August 2004 the Company issued a $200,000 convertible debenture to a principal stockholder of the Company. The debenture pays interest of 10% per annum, and all principal and accrued interest is due on or before August 26, 2006. Commencing on August 26, 2005 all or any portion of the principal amount of debenture and any accrued but unpaid interest is convertible at the option of the holder into shares of our common stock at a conversion price of $0.075 per share.

9. EQUITY TRANSACTIONS

During 2002 IHI issued stock through a private placement offering. This stock was issued as a "Unit" of 150 shares for $1.50 per share.

      1. In April of 2002 the Company issued 42,500,000 shares of common stock to its three founding principal members. These were issued for services rendered and not for any cash amount. Par value of these shares is $4,250.00.

      2. Between August 2002 and April 30, 2003, the Company issued 120,800 additional Units of common stock through a private placement offer. The price of these Units was $1.50 per unit.

      3. In September 2003 the Company sold an additional 5,000,000 shares of common stock to an investor for $50,000.

      4. In September 2003 the Company issued 1,000,000 shares of common stock valued at $10,000 to a consulting in lieu of consulting fees.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

      5. In October 2003 the Company sold an additional 5,000,000 shares of common stock to an investor for $50,000.

10. AUTHORIZED SHARES

In September 2003, the Company offered an initial rescission offer to its investors who had purchased common stock of the Company prior to February 13, 2003, since the Company had discovered that the authorized capitalization was insufficient to permit the Company to issue the Common stock. The Company amended the Certificate of Incorporation authorizing for the Company to increase its authorized shares to 200,000,000. All of such investors had waived their rights to the initial rescission of the original issuance of common stock as of December 31, 2003, (see note 13).

11. WARRANTS

During the year ended December 31, 2003, there were 120,800 Units issued pursuant to the private placement offer. These warrants expire on July 25, 2006, and are all callable by the Company for $0.0001 per share if the stock exceeds $1.00 trading value per share. The 120,800 issued Units consisted of 120,800 Series A warrants to purchase 2,416,000 shares of common stock at $.25 per share, 120,800 Series B warrants to purchase 6,040,000 shares of common stock at $.37 per share and 120,800 Series C warrants to purchase 3,624,000 shares of common stock at $.50 per share.

12. COMMITMENTS AND CONTINGENCIES

Employment Agreements:

The Company has employment contracts with its President and Vice President, which extend through April 2007. These contracts call for salaries of $50,000 each for the contract year ending April 15, 2004, $75,000 each for the contract year ending April 15, 2005, $100,000 each for the contract year ending April 15, 2006, $150,000 for the contract year ending April 15, 2007. Such contracts may be terminated by the Company with or without cause on 30 days notice. In the event these officers resign or are dismissed for cause, their compensation ceases as of the date of termination, but their rights to any other compensation benefits ( such as stock options, if any) would be governed by the terms of such plan. The officer of the Company have elected to defer payment of salary until March 1, 2005, or on such earlier date as the Company shall have generated positive cash flow from operations or has net assets exceed $500,000. Salaries may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest of the Company.

Lease Commitments

The Company currently leases its primary office space on a month to month basis from an affiliate of the officers of the company. Rent expense for the nine months ended September 30, 2004 was $8,210.

13. COMMON STOCK SUBJECT TO RESCISSION OFFER

In October 2003, the Company learned that the private placement offers made both prior to and after February 14, 2003 may have violated federal securities laws based on the inadequacy of the Company's disclosures made in its offering documents for the units concerning the lack of unauthorized shares. Based on potential violations that may have occurred under the Securities Act of 1933, the Company is making a rescission offer to both investors who acquired the Company's common stock prior to February 13, 2003 and who had received the initial rescission offer, as well as to investors who had acquired the Company's common stock subsequent to February 14, 2003, since they were not informed of the original rescission offer. As such, the proceeds of $181,200 from the issuance of 18,120,000 shares of common stock through April 30, 2003 have been classified outside of equity in the balance sheet and classified as common stock subject to rescission.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

14. SUBSEQUENT EVENTS

In December 2004 three executive officers and one employee lent us an aggregate of $30,000. The Company issued each of these in individuals an unsecured demand promissory note bearing interest at 4% per annum. Under the terms of this note the lender is not able to demand repayment until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

                                  IHealth Inc.
                        (A Development Stage Enterprise)

                        CONSOLIDATED FINANCIAL STATEMENTS
                      for the year ended December 31, 2003
                 and for the period April 20, 2002 (inception)
                            through December 31, 2002
                                Restated - Note 3


                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm ....................F-13

Consolidated Balance Sheet as of December 31, 2003 Restated - Note 3 .......F-14

Consolidated Statement of Operations for period April 20, 2002
(Inception) through December 31, 2003 ......................................F-15

Consolidated Statement of Changes in Stockholders' Deficit for
period April 20, 2002 (Inception) through December 31, 2003 ................F-16

Consolidated Statement of Cash Flows for period April 20, 2002
(Inception) through December 31, 2003 ......................................F-17

Notes to Consolidated Financial Statements for period April 20, 2002
(Inception) through December 31, 2003 ...................................F-18-22

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
IHealth Inc.


We have audited the accompanying consolidated balance sheet of IHealth Inc. and subsidiaries as of December 31, 2003, and the related consolidated statement of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 2003, the period April 20, 2002 (inception) through December 31, 2002 and the cumulative for the period April 20, 2002 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IHealth Inc. and subsidiaries for the year ended December 31, 2003 and the period April 20, 2002 (inception) through December 31, 2002 and the results of its operations and its cash flows for the year ended December 31, 2003, the period April 20, 2002 (inception) through December 31, 2002 and the cumulative for period April 20, 2002 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that IHealth, Inc. and subsidiaries will continue as a going concern. The Company is not sufficiently capitalized for its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 1. The accompanying consolidated financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

As discussed in Note 3, the Company restated its consolidated financial statements for the years ended December 31, 2003 and 2002.


                                        Radin, Glass & Co., LLP
                                        Certified Public Accountants

New York, New York
March 16, 2004, except for Note 1, 2, 3, 6, 8, 10, and 11 as to which the date is September 1, 2004

                                  IHEALTH INC.
                        (A Development Stage Enterprise)
                           Consolidated Balance Sheet
                                December 31, 2003
                                Restated - Note 3
________________________________________________________________________________

                                     ASSETS

CURRENT ASSETS:
  Cash ...........................................................    $  79,447
  Accounts receivable ............................................        3,201
  Inventory ......................................................       21,881
                                                                      ---------
 Total currents assets ...........................................      104,529

Property and equipment, net ......................................        1,325

Deposits .........................................................        1,450
                                                                      ---------

  TOTAL ASSETS ...................................................    $ 107,304
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accrued expenses ...............................................    $  30,294
  Accrued payroll ................................................      194,158
                                                                      ---------
 Total current liabilities .......................................      224,452

Common Stock subject to Rescission Offer, $.0001 par value
18,120,000 shares issued and outstanding .........................      181,200
                                                                      ---------

COMMITMENTS AND CONTINGENCIES ....................................            -

STOCKHOLDERS' DEFICIT
Common stock $.0001 par value authorized 200,000,000 shares
53,500,000 shares issued and outstanding .........................        5,350
Additional paid-in capital .......................................       96,221
Accumulated deficit during development satge .....................     (399,919)
                                                                      ---------
  TOTAL STOCKHOLDERS' DEFICIT ....................................     (298,348)
                                                                      ---------

  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ....................    $ 107,304
                                                                      =========

                 See Notes to Consolidated Financial Statements

                                                     IHEALTH INC.
                                           (A Development Stage Enterprise)
                                         Consolidated Statement of Operations
______________________________________________________________________________________________________________________
                                                                                                        Cumulative
                                                                                                      For the period
                                                        April 20, 2002            For the             April 20, 2002
                                                        (Inception) to           Year Ended           (inception) to
                                                       December 31, 2002      December 31, 2003      December 31, 2003
                                                       -----------------      -----------------      -----------------
                                                                                   Restated              Restated
                                                                                    Note 3                Note 3
Sales ........................................           $          -            $     15,545            $  15,545
Cost of goods sold ...........................                    595                  14,198               14,793
                                                         ------------            ------------            ---------

  Gross Profit ...............................                   (595)                  1,347                  752

OPERATING EXPENSES:
  General and administrative expenses ........                 95,042                 292,141              387,183
  Depreciation ...............................                    160                     397                  557
                                                         ------------            ------------            ---------

  TOTAL OPERATING EXPENSES ...................                 95,202                 292,538              387,740
                                                         ------------            ------------            ---------

  OTHER INTEREST INCOME/(EXPENSE), NET .......                     90                 (13,021)             (12,931)

  Net loss before income taxes ...............                (95,707)               (304,212)            (399,919)
                                                         ------------            ------------            ---------

  Income taxes ...............................                      -                       -                    -

                                                         ------------            ------------            ---------
NET LOSS .....................................           $    (95,707)           $   (304,212)           $(399,919)
                                                         ------------            ------------            ---------

Weighted average number of common shares
  outstanding ................................             42,500,000              45,395,890
                                                         ============            ============

Basic net loss per share .....................           $      (0.00)           $      (0.01)
                                                         ============            ============

                                    See Notes to Consolidated Financial Statements

                                                         F-15

                                                     IHEALTH INC.
                                           (A Development Stage Enterprise)
                          Consolidated Statement of changes in Stockholders' Deficit For the period April 20, 2002 (Inception) to December 31, 2003
______________________________________________________________________________________________________________________

                                          Common Stock         Additional
                                     ---------------------      Paid-in      Subscription    Accumulated
                                       Shares       Amount      Capital       Receivable       Deficit        Total
                                     ----------     ------     ----------    ------------    -----------    ---------
Balance April 20, 2002 (Inception)            -     $    -      $     -         $    -        $       -     $       -

Founder shares ...................   42,500,000      4,250            -              -                -         4,250

Net Loss .........................            -          -            -              -          (95,707)      (95,707)
                                     ----------     ------      -------         ------        ---------     ---------

Balance, December 31, 2002 -
  Restated Note 3 ................   42,500,000     $4,250      $     -         $    -        $ (95,707)    $ (91,457)

Stock issued for services ........    1,000,000        100        9,900              -                -        10,000

Sale of Common Stock .............   10,000,000      1,000       86,321              -                -        87,321

Net Loss .........................            -          -            -              -         (304,212)     (304,212)
                                     ----------     ------      -------         ------        ---------     ---------

Balance December 31, 2003 -
  Restated Note 3 ................   53,500,000     $5,350      $96,221         $    -        $(399,919)    $(298,348)
                                     ==========     ======      =======         ======        =========     =========


                                    See Notes to Consolidated Financial Statements

                                                         F-16

                                                     IHEALTH INC.
                                           (A Development Stage Enterprise)
                                         Consolidated Statement of Cash Flows
______________________________________________________________________________________________________________________

                                                                                                        Cumulative
                                                          For the Period                              For the period
                                                          April 20, 2002           For the            April 20, 2002
                                                          (Inception) to          Year Ended          (inception) to
                                                         December 31, 2002     December 31, 2003     December 31, 2003
                                                         -----------------     -----------------     -----------------
                                                            Restated                Restated             Restated
                                                             Note 3                  Note 3               Note 3
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss .............................................    $(95,707)             $(304,212)            $(399,919)
   Adjustments to reconcile net loss to net cash used in
    operating activities
     Depreciation .......................................         160                    397                   557
     Equity issued for services .........................           -                 10,000                10,000
   Changes in operating assets and liabilities
     Increase in accounts receivable ....................           -                 (3,201)               (3,201)
     Increase in inventory ..............................           -                (21,881)              (21,881)
     Increase in deposits ...............................           -                 (1,450)               (1,450)
     Accounts payable and accrued expenses ..............       5,000                 25,294                30,294
     Accrued payroll ....................................      70,125                124,033               194,158
                                                             --------              ---------             ---------

     CASH FLOWS USED IN OPERATING ACTIVITIES ............     (20,422)              (171,020)             (191,442)
                                                             --------              ---------             ---------

   INVESTING ACTIVITIES:
     Purchase of equipment ..............................        (962)                  (920)               (1,882)
                                                             --------              ---------             ---------

   CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock .............       4,250                 87,321                91,571
     Increase in Equity subject to rescission ...........      88,500                 92,700               181,200
                                                             --------              ---------             ---------

   CASH FLOWS PROVIDED BY FINANCING ACTIVITIES ..........      92,750                180,021               272,771
                                                             --------              ---------             ---------

   NET INCREASE IN CASH AND CASH EQUIVALENTS ............      71,366                  8,081                79,447

   CASH AND CASH EQUIVALENTS, Beginning .................           -                 71,366                     -
                                                             --------              ---------             ---------

   CASH AND CASH EQUIVALENTS, Ending ....................    $ 71,366              $  79,447             $  79,447
                                                             ========              =========             =========

   SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
   Interest paid ........................................    $      -              $       -
                                                             ========              =========
   Income taxes .........................................    $      -              $       -
                                                             ========              =========

   Non-Cash Financing Activities
   Equity issued for services ...........................    $      -              $  10,000
                                                             ========              =========
   Conversion of equity subject to rescission ...........    $ 88,500              $  92,700
                                                             ========              =========

                                    See Notes to Consolidated Financial Statements

                                                         F-17

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

IHealth Inc. and Subsidiaries collectively ("the Company") is a Delaware corporation, formed in April 2002 and is engaged in the business of marketing and retailing a broad line of high quality value-priced sun care products.

BASIS OF PRESENTATION

These consolidated financial statements have been prepared assuming the Company will continue as going concern. The Company has suffered losses amounting to $400,000. Currently, the Company is not sufficiently capitalized for its business plan. The factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company intends to raise additional financing through debt or equity in the near future to enable the Company to continue operations for at least one year. We may seek additional capital in the private and/or public equity markets if we grow more quickly than expected. After that period, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional funds through public or private financing, including equity, debt or a combination of debt and equity. If we receive additional funds through the issuance of equity securities, our existing stockholders may experience significant dilution. Further, we may not be able to obtain additional financing when needed or on terms favorable to our stockholders or us.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

DEVELOPMENT STAGE ENTERPRISE

Due to the start-up nature of the business, the financial statements are being presented as a development stage enterprise pursuant to Statement of Financial Accounting Standards No. 7. The Company is developing the business of marketing and retailing a broad line of high quality value-priced sun care products.

REVENUE RECOGNITION

Revenue is recognized when earned, as products are completed and delivered or services are provided to customers. If the Company had any merchandise on consignment, the related sales from merchandise on consignment would be recorded when the retailer sold such merchandise.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

USE OF ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY

The Company's inventory consists entirely of finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for over the estimated useful lives of the individual assets using straight-line methods. The estimated useful life of the equipment is three years.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Total advertising costs charged to operations for the year ended December 31, 2003 and the period ended December 31, 2002 amounted to $13,500 and $100, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, receivables, and accrued expenses approximate fair value based on the short-term maturity of these instruments.

INCOME TAXES

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss carryforward of approximately $192,000, which expires in the year 2023. The Company has recorded a reserve of $57,600 against the deferred tax asset due to the Company having no profitable operating history. The reconciliation between the statutory federal rate of 34% and the effective federal income tax rate of 0% is an increase to the valuation allowance for the net operating loss carryforward.

LOSS PER SHARE

The Company has adopted SFAS 128, "Earnings per Share." Loss per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive or their effect is not material.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

STOCK BASED COMPENSATION

The Company accounts for employee stock options in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees" and has adopted the disclosure-only option under SFAS No. 123. The Company accounts for non-employee stock transactions in accordance with SFAS No. 123 as amended by SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings per share as id SFAS 123 has been adopted. No table has been presented since there are no reconciling items.

NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Entities", (FIN No. 46) an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk and loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 requires disclosures about variable interest entities that companies are not required to consolidate but which the company has a significant variable interest. The consolidation requirements will apply immediately for newly formed variable interest entities created after January 31, 2003 and entities established prior to January 31, 2003, in the first fiscal year or interim period beginning after June 30, 2003. The adoption of FIN No. 46 is not expected to have a material impact on our consolidated results of operations and financial position.

In April 2003, the FASB issued Statements of Financial Accounting Standards No. 149 ("SFAS No. 149"), an amendment to SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. This SFAS is effective for contracts entered into or modified after June 30, 2003.

3. RESTATEMENT OF 2003 AND 2002

The financial statements for the year ended December 31, 2003 have been restated due to the Company discovering that the authorized capitalization was not sufficient to permit the Company issue common stock sold to investors during the private placement prior to February 14, 2003. Between 2002 and April 2003 the Company issued an aggregate of 18,120,000 shares of common stock. The following adjustments and reclassifications have been made to the December 31, 2003 financial statements are detailed as follows:

a. Common stock - has been restated to reduce the number of shares issued of (1,812).

b. APIC has been restated reduced by $(179,388).

c. The shares issued during 2002 through April 2003 have been classified outside of equity in the balance sheet and classified as common stock subject to rescission.

d. Interest expense has been accrued at the rate of 7% on the money received in the private placement, $13,722 for the year ended December 31, 2003, increasing the net loss by $13,722 to $(304,212).

e. Subscription receivable at December 31, 2002 reported a $10,000 receivable that has been removed from the Consolidated Statement of changes in stockholders' deficit since these shares were part of the shares subject to rescission.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

4. INVENTORIES

Inventories at December 31, 2003 of $ 21,881 consist entirely of finished products. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.


5. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

At December 31, 2003, leasehold improvements and equipment consist of the following:


         Equipment .......................................       $1,882

         Less:  accumulated depreciation .................          557
                                                                 ------

                                                                 $1,325
                                                                 ======

Equipment is depreciated over 3 years. Depreciation expense for the year ended December 31, 2003 was $397 and $160 for the period ended December 31, 2002.

6. ACCRUED LIABILITIES

Included in accrued liabilities is an estimate of $194,000 recorded for payroll liabilities due to senior management of the Company for compensation for the year of 2003. The officer of the Company have elected to defer payment of salary until March 1, 2005, or on such earlier date as the Company shall have generated positive cash flow from operations or has net assets exceed $500,000. Salaries may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest of the Company.

Accrued expenses at December 31, 2003 and 2002 consist of accounts payable of $16,571 and $5,000 and accrued interest of $13,722 and $0 respectively.

7. EQUITY TRANSACTIONS

During 2002 IHI issued stock through a private placement offering. This stock was issued as a "Unit" of 150 shares for $1.50 per share.

      1. In April of 2002 the Company issued 42,500,000 shares of common stock to its three founding principle members. These were issued for services rendered and not for any cash amount. Par value of these shares is $4,250.00.

      2. Between August 2002 and April 30, 2003, the Company issued 120,800 additional Units of common stock through a private placement offer. The price of these Units was $1.50 per unit.

      3. In September 2003 the Company sold an additional 5,000,000 shares of common stock to an investor for $50,000.

      4. In September 2003 the Company issued 1,000,000 shares of common stock valued at $10,000 to a consulting in lieu of consulting fees.

      5. In October 2003 the Company sold an additional 5,000,000 shares of common stock to an investor for $50,000.

                                  IHEALTH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

8. AUTHORIZED SHARES

In September 2003, the Company offered an initial rescission offer to its investors who had purchased common stock of the Company prior to February 13, 2003, since the Company had discovered that the authorized capitalization was insufficient to permit the Company to issue the Common stock. The Company amended the Certificate of Incorporation authorizing for the Company to increase its authorized shares to 200,000,000. All of such investors had waived their rights to the initial rescission of the original issuance of common stock as of December 31, 2003, (see note 11).

9. WARRANTS

During the year ended December 31, 2003, there were 120,800 Units issued pursuant to the private placement offer. These warrants expire on July 25, 2006, and are all callable by the Company for $0.0001 per share if the stock exceeds $1.00 trading value per share. The 120,800 issued Units consisted of 120,800 Series A warrants to purchase 2,416,000 shares of common stock at $.25 per share, 120,800 Series B warrants to purchase 6,040,000 shares of common stock at $.37 per share and 120,800 Series C warrants to purchase 3,624,000 shares of common stock at $.50 per share.

10. COMMITMENTS AND CONTINGENCIES

Employment Agreements:

The Company has employment contracts with its President and Vice President, which extend through April 2007. These contracts call for salaries of $50,000 each for the contract year ending April 15, 2004, $75,000 each for the contract year ending April 15, 2005, $100,000 each for the contract year ending April 15, 2006, $150,000 for the contract year ending April 15, 2007. Such contracts may be terminated by the Company with or without cause on 30 days notice. In the event these officers resign or are dismissed for cause, their compensation ceases as of the date of termination, but their rights to any other compensation benefits ( such as stock options, if any) would be governed by the terms of such plan. The officer of the Company have elected to defer payment of salary until March 1, 2005, or on such earlier date as the Company shall have generated positive cash flow from operations or has net assets exceed $500,000. Salaries may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest of the Company.

Lease Commitments

The Company currently leases its primary office space on a month to month basis from an affiliate of the officers of the company. Rent expense for the year ended December 31, 2003 was $12,000.

11. COMMON STOCK SUBJECT TO RESCISSION OFFER

In October 2003, the Company learned that the private placement offers made both prior to and after February 14, 2003 may have violated federal securities laws based on the inadequacy of the Company's disclosures made in its offering documents for the units concerning the lack of unauthorized shares. Based on potential violations that may have occurred under the Securities Act of 1933, the Company is making a rescission offer to both investors who acquired the Company's common stock prior to February 13, 2003 and who had received the initial rescission offer, as well as to investors who had acquired the Company's common stock subsequent to February 14, 2003, since they were not informed of the original rescission offer. As such, the proceeds of $181,200 from the issuance of 18,120,000 shares of common stock through April 30, 2003 have been classified outside of equity in the balance sheet and classified as common stock subject to rescission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.751 of the Delaware General Corporation Law, provides as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made:

                  (a) By the stockholders;

                  (b) By the board of Directors by majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding;

                  (c) If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                  (d) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

         6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         The Board of Directors may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person.

         The indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit if such party to be indemnified acted in good faith and in a matter reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be made for any claim, issue or matter as to which the person claiming after exhaustion of all appeals therefrom to be liable to the Registrant or for amounts paid in settlement to the Registrant unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the Registrant *pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by IHealth in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.......................................   $   446
Legal and Consulting Fees and Expenses(1),(2) ........................    35,000
Accounting Fees and Expenses(2).......................................     7,500
Financial Printing(2).................................................     3,000
Transfer Agent Fees(2)................................................     1,250
Blue Sky Fees and Expenses(2).........................................       750
Miscellaneous(2)......................................................     2,054
                                                                         -------
         TOTAL........................................................   $50,000
__________

(1) Includes that portion of consulting fees paid with 1,000,000 shares of stock, valued at $.01 per share, attributable to this registration. (2) Estimated.

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Securities of the registrant sold by it within the past three years which were not registered under the Securities Act of 1933 appear below. All references in this registration statement to the number of shares authorized, issued, or outstanding have been stated as though the increase in IHealth's authorized stock effected by the charter amendment filed February 19, 2003, had been effective from inception.

         1. To founders.

                  (a) In April 2002, the registrant issued 42,500,000 shares of its common stock to its three founders.

                  (b) There was no underwriter.

                  (c) Such shares were issued in consideration of monies payable to such founders for expenses and compensation amounting to $4,250 (par value).

                  (d) The above-described transaction was exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, in that it was a transaction by an issuer not involving any public offering, there being only three investors, all of whom were founders and officers of the registrant who had access to all material information about the issuer.

         2. To accredited investors.

                  (a) Between August 2002 and April 2003, the registrant issued 120,800 units to 42 accredited investors, each unit consisting of 150 shares of common stock, a Series A warrant to purchase 20 shares at $0.25 per share, a

Series B warrant to purchase 50 shares at $0.37 per share, and a Series C warrant to purchase 30 shares at $0.50 per share, at a purchase price of $1.50 per unit.

                  (b) There was no underwriter.

                  (c) Such shares were issued for cash in the total amount of $158,499.

                  (d) The above-described transaction was exempt from registration by virtue of Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D, in that it was a transaction by an issuer not involving any public offering, all investors having been accredited investors. Each of the investors (a) had access to business and financial information concerning IHealth Inc., (b) represented that they were acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws, and (c) were accredited investors. No general solicitation or advertising was used in connection with the offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

         3. To consultant.

                  (a) In September 2003, the registrant issued 1,000,000 shares of its common stock to a financial consultant for services.

                  (b) There was no underwriter.

                  (c) Such shares were issued in consideration of monies payable to such consultant for expenses and compensation valued at $10,000.

                  (d) The above-described transaction was exempt from registration by virtue of Section 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D, in that it was a transaction by an issuer not involving any public offering, there being only one investor, a consultant to the registrant who had access to all material information about the issuer.

         4. To two individuals.

                  (a) In September/October 2003, the registrant issued 10,000,000 shares of its common stock to two accredited investors.

                  (b) There was no underwriter.

                  (c) Such shares were issued in consideration of $100,000 cash.

                  (d) The above-described transaction was exempt from registration by virtue of Section 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D, in that it was a transaction by an issuer not involving any public offering, there being only two investors, each of whom was an accredited investor who had access to all material information about the issuer.

         5. To 33 investors.

                  (a) In September-November, 2003, the registrant issued 13,070,000 shares of its common stock pursuant to a rescission offer to 33 of the accredited investors referred to in paragraph no. 2 above.

                  (b) There was no underwriter.

                  (c) Such shares were issued in substitution for 13,070,000 shares previously issued but cancelled because issued in excess of the number of shares then authorized by the registrant's charter.

                  (d) The above-described transaction was exempt from registration by virtue of Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D, in that it was a transaction by an issuer not involving any public offering. All such investors were accredited investors who had previously invested in the registrant pursuant to the offering described in paragraph 2 above.

         The registrant's securities are not presently being offered except pursuant to outstanding warrants.

         6. $200,000 principal amount convertible debenture.

         In August 2004 we issued a $200,000 convertible debenture to Mr. James
E. Simmons, an accredited investor, in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of that act. No general solicitation or advertising was used in connection with this transaction and no commissions were paid. The debenture pays interest of 10% per annum and all principal and accrued interest are due on or before August 26, 2006. Commencing on August 26, 2005 all or any portion of the principal amount of debenture and any accrued but unpaid interest is convertible at the option of the holder into shares of our common stock at a conversion price of $0.075 per share, subject to customary anti-dilution adjustments in the event of stock splits, reorganization, dividends or recaptializations. The debenture is not convertible, however, during any period in which we have a registration statement on file with the SEC or other black out period.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Description of Document

**3.1(a)     Certificate of Incorporation of IHealth, Inc. filed April 1, 2002
**3.1(b)     Certificate of Amendment to Certificate of Incorporation filed
             February 9, 2003
**3.2        By-laws of IHealth, Inc. adopted April 10, 2002
**4.1        Form of common stock certificate
**4.2        Form of Series A Warrant
**4.3        Form of Series B Warrant
**4.4        Form of Series C Warrant
**4.5        Registration Rights Agreement accompanying units sold in 2003
**5.1        Opinion of Don Paradiso, PA
**10.1       Employment agreement with Brian S. John dated April 15, 2002
**10.1(a)    Amendment to Mr. John's employment agreement dated
             December 20, 2003
**10.1(b)    Amendment no. 2 to Mr. John's employment agreement dated
             February 5,2004
**10.1(c)    Amendment no. 3 to Mr. John's employment agreement, dated
             April 1, 2004
**10.2       Employment agreement with Richard A. Miller dated April 15, 2002
**10.2(a)    Amendment to Mr. Miller's employment agreement dated
             December 20, 2003
**10.2(b)    Amendment no. 2 to Mr. Miller's employment agreement
             dated February 5, 2004
**10.2(c)    Amendment no. 3 to Mr. Miller's employment agreement,
             dated April 1, 2004
**10.3       Compensation agreement with CFO Consulting Services, Inc. dated
             September 8, 2003
**10.4       $200,000 principal amount convertible debenture
**10.5       Rescission Offer
* 10.6       Form of promissory note to Mr. John
* 10.7       Form of promissory note to Mr. Miller
* 10.8       Form of promissory note to Mr. Benedetto
* 10.9       Form of promissory note to Mr. Casey Burt
**21.1       Statement as to Subsidiaries
 *23.1       Consent of Radin, Glass & Co., LLP
**23.2       Consent of Don Paradiso, PA
__________

*        Filed herewith
**       Previously filed

ITEM 28. UNDERTAKINGS

         The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on December 15, 2004.

                                        IHEALTH, INC.

                                        By: /s/ BRIAN S. JOHN
                                        --------------------------------
                                        Brian S. John, President, Chief
                                        Executive Officer, and Principal
                                        Financial and Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement of IHealth Inc. has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                         TITLE                         DATE
    ---------                         -----                         ----

 /s/ BRIAN S. JOHN           Chief Executive Officer,          December 15, 2004
 -----------------           President and Director
 Brian S. John               (Principal Executive Officer
                             and Principal Accounting
                             Officer)

 /s/ RICHARD A. MILLER       Vice President, Chief             December 15, 2004
 ---------------------       Operating Officer and Director
 Richard A. Miller

 /s/ FRANK BENEDETTO JR.     Secretary, Treasurer              December 15, 2004
 -----------------------     and Director
 Frank Benedetto Jr.